Exhibit 99.1

PRO FORMA VALUATION REPORT

DELANCO BANCORP, INC.

Delanco, New Jersey

PROPOSED HOLDING COMPANY FOR:

DELANCO FEDERAL SAVINGS BANK

Delanco, New Jersey

Dated As Of:

May 17, 2013

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 600

Arlington, Virginia 22201

May 17, 2013

Boards of Directors

Delanco MHC

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

615 Burlington Avenue

Delanco, New Jersey 08075

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion and Reorganization

On May 28, 2013, the respective Boards of Directors of Delanco MHC (the “MHC”) and Delanco Bancorp, Inc., a federal corporation, adopted the plan of conversion and reorganization (the “Plan of Conversion”), whereby the MHC will convert to stock form. As a result of the conversion, Delanco Bancorp, Inc., which currently owns all of the issued and outstanding common stock of Delanco Federal Savings Bank (the “Bank”), will be succeeded by a New Jersey corporation with the same name of Delanco Bancorp, Inc. (“Delanco Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Delanco Bancorp or the Company. As of March 31, 2013 the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 55% of the common stock (the “MHC Shares”) of Delanco Bancorp. The remaining 45% of Delanco Bancorp’s common stock was owned by public shareholders.

It is It is our understanding that Delanco Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all orders received in the subscription offering, the

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

May 17, 2013

share may be offered for sale to the public at large in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “Second Step Conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of Delanco Bancorp will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended March 31, 2009 through March 31, 2012 and a review of draft audited financial information, as well as internal financial reports through the fiscal year ended March 31, 2013, and due diligence related discussions with the Company’s management; Connolly, Grady & Cha, PC, the Company’s independent auditor; Kilpatrick Townsend & Stockton, LLP, the Company’s conversion counsel and Keefe, Bruyette, & Woods, Inc., the Company’s marketing advisor in connection with the subscription and community offerings. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Delanco Bancorp operates and have assessed Delanco Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Delanco Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Delanco Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Delanco Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with Delanco Bancorp’s assets and equity pursuant to the completion of the Second Step Conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Delanco Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors

May 17, 2013

The Appraisal is based on Delanco Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Delanco Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Delanco Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Delanco Bancorp. The valuation considers Delanco Bancorp only as a going concern and should not be considered as an indication of Delanco Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Delanco Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Delanco Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Delanco Bancorp following completion of the Second Step Conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Delanco Bancorp’s common stock, immediately upon completion of the second step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 17, 2013, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) the shares to be issued publicly representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public shareholders of Delanco Bancorp – was $7,649,392 at the midpoint, equal to 956,174 shares at a per share value of $8.00, as shown in the table on the following page.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $4,250,000, equal to 531,250 shares at $8.00 per share. The resulting range of value, the range of the offering amount, and pro forma shares, are all based on $8.00 per share.

Establishment of the Exchange Ratio

OCC regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, Delanco Bancorp, and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders after adjustment for the dilutive impact of consolidation of the net assets of the MHC utilizing a methodology consistent with FRB policy in this regard. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the

Boards of Directors

May 17, 2013

valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.5776 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.4910 at the minimum, 0.6643 at the maximum, and 0.7639 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $8.00 per share offering price, and the resulting exchange ratios are shown in the table below.

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Exchange Ratio
Shares (1)
Maximum, as Adjusted	1,264,541	702,579	561,962	0.7639
Maximum	1,099,600	610,938	488,662	0.6643
Midpoint	956,174	531,250	424,924	0.5776

Minimum	812,748	451,563	361,185	0.4910
Distribution of Shares (2)
Maximum, as Adjusted	100.00%	55.56%	44.44%
Maximum	100.00%	55.56%	44.44%
Midpoint	100.00%	55.56%	44.44%
Minimum	100.00%	55.56%	44.44%
Aggregate Market Value at $8 per share
Maximum, as Adjusted	$10,116,328	$5,620,632	$4,495,696
Maximum	$8,796,800	$4,887,504	$3,909,300
Midpoint	$7,649,392	$4,250,000	$3,399,388

Minimum	$6,501,984	$3,612,504	$2,889,483

(1)	Based on an $8.00 per share IPO price.
(2)	Ownership ratios adjusted for dilution for MHC assets.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OCC regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

Boards of Directors

May 17, 2013

The appraisal reflects only a valuation range as of this date for the pro forma market value of Delanco Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the Second Step Conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Delanco Bancorp as of March 31, 2013, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public shareholders of Delanco Bancorp and the exchange of the public shares for newly issued shares of Delanco Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, the Company, and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public shareholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Delanco Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Delanco Bancorp’s stock offering.

Respectfully submitted, RP® FINANCIAL, LC.

James P. Hennessey Director

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

DELANCO BANCORP, INC.

DELANCO FEDERAL SAVINGS BANK

Delanco, New Jersey

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	I.1
Plan of Conversion and Reorganization	I.3
Purpose of the Reorganization	I.3
Delanco Mutual Holding Company	I.4
Strategic Overview	I.5
Regulatory Agreement	I.8
Balance Sheet Trends	I.9
Income and Expense Trends	I.14
Interest Rate Risk Management	I.18
Lending Activities and Strategy	I.19
Asset Quality	I.22
Funding Composition and Strategy	I.23
Legal Proceedings	I.24

CHAPTER TWO MARKET AREA ANALYSIS
Introduction	II.1
National Economic Factors	II.2
Interest Rate Environment	II.3
Market Area Demographic and Economic Characteristics	II.4
Regional/Local Economy	II.6
Market Area Employment Sectors	II.7
Unemployment Trends	II.8
Real Estate Trends	II.9
Market Area Deposit Characteristics	II.10
Deposit Competition	II.11

CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	III.1
Financial Condition	III.8
Income and Expense Components	III.11
Loan Composition	III.14
Credit Risk	III.14
Interest Rate Risk	III.14
Summary	III.18

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

DELANCO BANCORP, INC.

DELANCO FEDERAL SAVINGS BANK

Delanco, New Jersey

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS
Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.5
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.7
7. Marketing of the Issue	IV.8
A. The Public Market	IV.8
B. The New Issue Market	IV.12
C. The Acquisition Market	IV.16
D. Trading in Delanco Bancorp’s Stock	IV.16
8. Management	IV.17
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.17
Valuation Approaches	IV.18
1. Price-to-Earnings (“P/E”)	IV.21
2. Price-to-Book (“P/B”)	IV.23
3. Price-to-Assets (“P/A”)	IV.23
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.24
Establishment of the Exchange Ratio	IV.25

RP® Financial, LC.	LIST OF TABLES
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LIST OF TABLES

DELANCO BANCORP, INC.

DELANCO FEDERAL SAVINGS BANK

Delanco, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.10
1.2	Historical Income Statements	I.15

2.1	Summary Demographic Data	II.5
2.2	Largest Employers in Burlington County	II.6
2.3	Primary Market Area Employment Sectors	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.9
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.15
3.5	Credit Risk Measures and Related Information	III.16
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.17

4.1	Recent Conversions Completed in Last Three Months	IV.13
4.2	Market Pricing Comparatives	IV.15
4.3	Public Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Delanco Bancorp, Inc. (“Delanco Bancorp” or the “Company”) is a federally chartered mid-tier holding company organized in 2002 as the holding company for Delanco Federal Savings Bank (the “Bank”), a federally chartered savings bank. The Bank was originally organized in 1890 under the name Delanco Building and Loan Association and has operated continuously in Burlington County, New Jersey, since its founding. In 1951, Delanco Building and Loan Association changed its name to Delanco Savings and Loan Association and in 1994, the Bank converted from a state-chartered mutual savings and loan association to a federally chartered mutual savings bank and simultaneously changed to the current name of Delanco Federal Savings Bank.

The Bank is headquartered in Delanco Township, New Jersey and conducts business through the headquarters office and one full-service branch office in Cinnaminson, New Jersey, which are both in western Burlington County, New Jersey, across the Delaware River from northeastern Philadelphia, Pennsylvania. The majority of the Company’s retail depository activities are conducted within southwestern New Jersey and while lending operations are also focused in New Jersey, the Company will make loans across the greater Philadelphia metropolitan area.

In addition to the traditional retail branches, the Company delivers its banking products and services through alternative delivery methods including ATMs (through the Star and Plus ATM networks), free online banking, online bill-pay, and a 24 hour Direct Teller (bank-by-phone). Delanco Bancorp’s primary business has been the origination of 1-4 family residential loans and commercial real estate (including multi-family) loans funded by retail deposits and, to a lesser extent, borrowed funds. The Company also invests in securities, primarily mortgage-backed securities (“MBS”), US Government agency securities, and other debt securities.

The Bank reorganized into the mutual holding company structure on November 15, 2002, by forming Delanco MHC (the “MHC”), a federally chartered mutual holding company and Delanco Bancorp, a federally chartered mid-tier holding company. As part of the reorganization, the Bank became wholly-owned by the Company, while the Company became wholly-owned by the MHC. The Company’s principal activity is the ownership and management of its wholly-owned subsidiary, the Bank. Delanco MHC has virtually no operations or assets other than an investment in the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

On March 30, 2007, Delanco Bancorp sold a minority interest in the Company’s common stock to eligible depositors of the Bank, the employee stock ownership plan (“ESOP”), and members of the general public in a subscription and community offering. Delanco Bancorp sold 735,626 shares of common stock at $10.00 per share in an offering that closed in between the minimum and the midpoint of the offering range. The shares sold in the offering represented 45.0% of the total shares outstanding following the reorganization of 1,634,725, as the majority of Delanco Bancorp’s shares, or 55.0%, were issued to the MHC. Net proceeds from the common stock offering amounted to approximately $6.7 million. As of March 31, 2013, the assets of the MHC other than the common stock of Delanco Bancorp totaled $96,000 of cash and the MHC does not engage in any significant business activity.

At March 31, 2013, the Company had 1,634,725 shares of common stock outstanding, whereby the MHC owns 899,099 shares or 55.0% of the common stock outstanding of Delanco Bancorp and the minority public shareholders own the remaining 735,626 shares or 45.0% of the outstanding shares. The public shares are currently traded on the OTC Bulletin Board under the trading symbol “DLNO”. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency (“OCC”). The MHC and the Company are subject to regulation and supervision by the Federal Reserve Board (“FRB”).

The Company operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in the regional market area, thereby attracting deposits from the general public and using those funds to originate loans to their customers and invest in securities such as U.S. Government agency securities and MBS. At March 31, 2013, the Company had $129.4 million of total assets, $88.4 million in net loans, $117.0 million of total deposits, and stockholders’ equity equal to $11.4 million, equal to 8.80% of total assets. At the same date, the Company’s tangible stockholder’s equity equaled the same balance, as the Company does not have any intangible assets on the balance sheet. For the fiscal year ended March 31, 2013, the Company reported a net loss equal to $324,000, for a return on average assets equal to 0.25%. The Company’s audited financial statements are included by reference as Exhibit I-1 and key operating ratios are shown in Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Plan of Conversion and Reorganization

On May 28, 2013, Delanco Bancorp announced that the Boards of Directors of the MHC, Delanco Bancorp and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Delanco Bancorp will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in Delanco Bancorp. Pursuant to the Plan of Conversion, the Company will be succeeded by a newly formed state-chartered corporation which will also be known as Delanco Bancorp, Inc. Following the conversion, the MHC will no longer exist.

Pursuant to the Second Step Conversion, Delanco Bancorp will sell shares of its common stock in a subscription offering in descending order of priority to the Bank’s members and other stakeholders as follows: Eligible Account Holders; Tax-Qualified Employee Benefit Plans; Supplemental Eligible Account Holders; and Other Members. Any shares of stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public through a community offering. Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering. The Company will also issue exchange shares of its common stock to the current public shareholders in the Second Step Conversion transaction pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The dilution of the current minority ownership position to account for the MHC assets will be discussed in greater detail in the valuation analysis to follow (Section IV).

Purpose of the Reorganization

The Second Step Conversion will increase the capital level to facilitate the Bank’s compliance with its capital requirements as required by regulations and certain agreements with the regulatory authorities, as well as lower the risk profile of the Company, improve the overall competitive position of the Company in the local market area, improve profitability and reduce interest rate risk. Importantly, the enhanced equity position will provide a cushion over the near-term for potential losses incurred as a result of longstanding asset quality problems. Over the longer-term, the additional equity will provide a larger capital base for future growth and diversification. Future growth opportunities are expected through the current branch network

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

and over the long term, potentially through de novo branching in the regional markets served if opportunities arise though, no new branches are anticipated at this time. Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 20% of the net conversion proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Bank. The balance of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification.

Over the near term, the Company expects to continue to preserve its capital position, limiting growth and focusing on resolving problem assets with the objective of minimizing the Company’s credit risk exposure. Over the intermediate to longer term, the Company will seek to undertake modest loan and deposit growth and other strategies to enhance Delanco Bancorp’s long term earnings potential and shareholder returns.

Delanco Mutual Holding Company

Pursuant to the Plan of Conversion and Reorganization, the assets and liabilities of the MHC will be merged with the Company. As of March 31, 2013, the MHC had unconsolidated net assets of $96,000 (i.e., net assets excluding the value of the investment in Delanco Bancorp), which includes cash on deposit at the Bank in the amount of $96,000. While the consolidation of the net assets of the MHC will increase the pro forma value of the Company, it will also result in pro forma ownership dilution for the minority shareholders’ ownership interests pursuant to the application of the applicable regulatory policies. The dilution of the current minority ownership position to account for the MHC assets will be discussed in greater detail in the valuation analysis to follow (Section IV).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings, and other financial needs of its local customers in Burlington County of southwestern New Jersey. In this regard, the Company has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial real estate lending.

Beginning in late fiscal 2005, the Company began to emphasize commercial lending in order to grow the loan portfolio and increase the average yield, which was primarily the result of the business development efforts of several senior officers of the Bank. Growth was sought primarily in commercial and multi-family real estate, including residential investment properties, and, to a lesser extent, commercial business loans. Delanco Bancorp also expanded the lending area at that time to all of Pennsylvania and New Jersey, with a focus on Philadelphia and southwestern New Jersey. From 2005 to 2009, the Company sought to expand and diversify the loan portfolio with the objective of leveraging the capital raised from the initial public offering in 2007. However, in retrospect, the commercial and multi-family mortgage loans originated in this timeframe were poorly underwritten, which, coupled with the economic recession in subsequent years, resulted in an increase in non-performing assets (“NPAs”) (i.e., NPAs increased from 0.51% as of March 31, 2007 to 6.92% of assets as of March 31, 2009) and realization of credit-related loan losses. NPAs remain elevated and currently equal 6.82% of assets as of March 31, 2013, notwithstanding the efforts of management to improve asset quality.

The economic recession experienced nationally has impacted the Company’s markets, both in terms of job losses and increasing rates of unemployment, which in turn has resulted in increased loan delinquency rates and loan foreclosures. Additionally, real estate prices, including the prices of residential and commercial properties, have diminished, eroding the collateral value of the properties securing the Company’s mortgage loans. The deterioration of asset quality, reported losses, and decline in equity, prompted the Office of Thrift Supervision (“OTS”) to enter into an Order to Cease & Desist (the “Order”) with the Bank, as of December 2010, which has been superseded by an agreement with the OCC in December 2012, the Bank’s current primary regulator.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Since 2010, management’s focus has been primarily on addressing the high levels of non-performing loans (“NPLs”) in the portfolio and lending activity has been limited to first lien 1-4 family mortgage loans as the Bank was restricted from originating new commercial loans under the Order. As a result, total assets have diminished from the 2010 peak level, decreasing by 7.5% through March 31, 2013, to equal $129.4 million. The objective of the balance sheet shrinkage was to reduce assets and preserve regulatory capital ratios in face of operating losses.

In an effort to improve asset quality over the last four years, management and staff of the Company have been evaluated and replaced, as necessary, with more experienced and seasoned individuals. Additionally, credit underwriting policies and procedures have been improved and the Company has outsourced key functions in the areas of internal audit, compliance, and loan review, to assure quality credit going forward. Notwithstanding the Company’s efforts to resolve outstanding asset quality problems, NPAs remain high as Delanco’s efforts have been hampered by a slow judicial system which limits the ability to obtain foreclosures quickly on non-performing loans.

The Company has reported operating losses over the last two fiscal years and in three of the last five fiscal years with fiscal 2010 and 2011 being the only profitable years over this period. The recent losses are the result of high loan loss provisions and high operating expenses related to increased loan and real estate owned expenses related to the resolution of problem assets. Furthermore, the elevated level of NPAs has adversely impacted the Company’s net interest margin (i.e., the high level of NPAs has increased non-interest earning assets).

The post-Offering business plan of the Company is expected to focus on near-term problem asset resolution and modest growth of loans and core deposits. The capital infusion will bolster the Bank’s regulatory capital ratios and ability to address problem assets resolution. Importantly, the Company believes that its status as a well-capitalized publicly traded company will enhance the ability to expand business lines and grow the balance sheet over the long term.

Key elements of the post-conversion business plan include the following:

•

Reduce Loan Delinquencies and Lower the Company’s Risk Profile. The resolution of NPAs and improvement of asset quality is the highest priority of management over the near term. The Company has put into place policies and procedures which facilitate management’s efforts to proactively identify and mitigate credit risks within the loan portfolio. In addition, the Company has implemented more stringent loan underwriting policies and procedures and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

conducts regular external loan reviews. In recent periods, the Company has limited commercial lending as the commercial lending staff focused on resolving problem credits within the portfolio and the Order restricted the origination of new commercial loans. The Company will continue to reduce classified assets based on management’s asset migration schedule with the reduction driven by planned sales of properties and chargeoffs. Delanco Bancorp is committed to employing additional resources towards strengthening asset quality, as necessary, and continues to work through problem asset resolutions and reducing NPAs, including other real estate owned.

•	Build Community Bank Franchise. The Company will seek to continue to offer products and services consistent with its efforts to more fully develop a strong community bank franchise surrounding its two branch office network within Delanco and Cinnaminson Townships, while also financing properties along the Jersey Shore, on a limited basis. In this regard, the Company will continue to expand residential real estate lending activities, while resuming commercial lending at a modest pace. The Company’s approach will be to develop comprehensive customer relationships to the extent possible, including both loan and deposit relationships, and to attract and retain customers from an increasing population of potential customers dislocated as a result of local bank consolidations in the market area. The Company also intends to gradually offer more online and mobile services to enhance overall customer convenience and experience. Overall, the Company believes that building strong ties to the community and deep customer relationships will facilitate the dual objectives of providing strong returns to shareholders and remaining community-oriented, particularly as the Company is one of the few local community banks remaining.

•	Resume Commercial Lending and Continue Residential Lending. The Company will be seeking to resume commercial lending (mortgage and non-mortgage), at a modest pace as a means to deploying investable funds profitably, while also maintaining a focus on residential real estate, including home equity lending. Lending growth is expected to come from internal loan originations as the Company has employed experienced lending personnel in key management and staff positions and believes it is well postured to be competitive in the local lending market, particularly if NPAs continue to diminish, as targeted, and as Delanco Bancorp’s capital base is enhanced through the successful completion of the Second Step Conversion.

•	Expand the Base of Low-Cost Core Deposits. Over the past several years, Delanco Bancorp has focused on reducing the reliance on higher costing certificates of deposit, in order to reduce the cost of funds, and overall expenses. The Company will continue to concentrate on increasing the core deposit base of savings and transaction accounts by continuing existing and/or implementing new marketing and promotional programs, gradually offering more online and mobile services to current and prospective customers, and broadening banking relationships with lending customers. Delanco Bancorp also intends to increase municipal deposits as an avenue to realize targeted deposit growth.

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•	Managed Growth. The Company’s management believes that managed growth subject to market constraints, will facilitate efforts to improve profitability by leveraging a management and overhead infrastructure which can operate an institution of a larger size. In the future, the Company will continue, subject to market and economic conditions, to explore ways to grow the banking franchise through internal growth in order to improve efficiency of the bank operations.

Regulatory Agreement

Primarily as a result of the aforementioned operating losses and adverse trends with respect to the Company’s asset quality, the MHC, Delanco Bancorp and the Bank have become subject to increased regulatory scrutiny and oversight. On December 17, 2012, the Bank entered into an agreement (the “Agreement”) with the OCC requiring the Bank to address certain areas of operations. This Agreement superseded and terminated the Order entered into by and between the Bank and the OTS on March 17, 2010. Under the Agreement, the Bank is required to:

(1)	Prepare a three-year strategic plan that establishes objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, liability structure, reduction in the volume of nonperforming assets, and product line development;

(2)	Prepare a capital plan that includes specific proposals related to the maintenance of adequate capital, identifies strategies to strengthen capital if necessary and includes detailed quarterly financial projections;

(3)	Prepare a criticized asset plan that will include strategies, targets and timeframes to reduce the Bank’s level of criticized assets;

(4)	Implement a plan to improve the Bank’s credit risk management and credit administration practices;

(5)	Implement programs and policies related to the Bank’s allowance for loan and lease losses, liquidity risk management, independent loan review and other real estate owned;

(6)	Review the capabilities of the Bank’s management to perform present and anticipated duties and to recommend and implement any changes based on such assessment;

(7)	Not pay any dividends or make any other capital distributions without the prior written approval of the OCC;

(8)	Not make any severance or indemnification payments without complying with regulatory requirements regarding such payments; and,

(9)	Comply with prior regulatory notification requirements for any changes in directors or senior executive officers.

The Agreement does not require the Bank to maintain any specific minimum regulatory capital ratios. However, in connection with its most recent examination, the OCC established higher individual minimum capital ratios (“IMCRs”) for the Bank. Specifically, the Bank must maintain a Tier 1 capital to adjusted total assets ratio of at least 8%, a Tier 1 capital to risk-

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weighted assets ratio of at least 12%, and a total capital to risk-weighted assets ratio of at least 13%. The Bank’s ratios of Tier 1 capital to adjusted total assets, Tier 1 capital to risk-weighted assets, and total capital to risk-weighted assets at March 31, 2013 were 7.79%, 13.41% and 14.67%, respectively, thereby the Bank’s Tier 1 capital to adjusted total assets ratio as of March 31, 2013 is below the IMCR of 8%.

The Bank recently submitted the required business and capital plans. The OCC continues to enforce the Agreement and the Company expects that the terms of the Agreement will be enforced prospectively.

Balance Sheet Trends

Growth Trends

Table 1.1 shows the Company’s historical balance sheet data for the most recent five fiscal years ended March 31, 2013. Over this time period, total assets decreased at a nominal annual rate of 0.2%, as assets shrank from $130.5 million in fiscal 2009 to $129.4 million for fiscal 2013. The Company continued to pursue asset growth from fiscal 2009 to 2010, but began intentionally reducing assets during fiscal 2011 as NPA levels began to significantly increase and as the Bank became subject to the Order. Modest asset shrinkage has continued through fiscal 2013, as assets declined from a peak level of $139.9 million in fiscal 2010 to $129.4 million for fiscal 2013. Asset shrinkage has continually been pursued primarily to reduce the Bank’s capital requirements in the face of elevated levels of loan losses and net losses recorded. In this regard, the Company has been seeking to maintain compliance with the minimum required capital ratios established by the OCC pursuant to the IMCRs.

Over the last five fiscal years, the composition of assets has shifted, as loans receivable has steadily declined from 79.4% of assets in fiscal 2009 to 68.3% of assets in fiscal 2013. The relatively stable asset base has been maintained as the Company redeployed cash flows from the loan portfolio into cash and equivalents and investment securities, both held-to maturity (“HTM”) and available for sale (“AFS”), including MBS, U.S. government agency securities, and other debt securities.

Loans receivable have declined by $15.2 million, or 14.7%, over the time period shown, as a result of lower loan demand in the local market area (as a result of the economic recession), a focus of the Company personnel in addressing problem loans, and the Order, which restricted the Bank from originating new commercial loans until the most recent fiscal year.

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Table 1.1

Delanco Bancorp, Inc.

Historical Balance Sheets

	As of March 31,										3/31/2009- 3/31/2013 Annual.
	2009		2010		2011		2012		2013		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$130,468	100.00%	$139,922	100.00%	$136,172	100.00%	$134,309	100.00%	$129,415	100.00%	-0.20%
Loans Receivable (net)	$103,624	79.42%	$107,204	76.62%	$103,867	76.28%	$99,432	74.03%	$88,419	68.32%	-3.89%
Cash and Equivalents	1,717	1.32%	4,884	3.49%	5,663	4.16%	6,650	4.95%	6,723	5.19%	40.67%
Investment Securities—HTM	14,282	10.95%	16,360	11.69%	15,696	11.53%	17,457	13.00%	20,138	15.56%	8.97%
Investment Securities—AFS	223	0.17%	258	0.18%	248	0.18%	242	0.18%	2,207	1.71%	77.42%

Total Investment Securities	14,505	11.12%	16,618	11.88%	15,944	11.71%	17,699	13.18%	22,345	17.27%	11.41%
FHLB Stock	$346	0.27%	$207	0.15%	$275	0.20%	$219	0.16%	$203	0.16%	-12.53%
Bank-Owned Life Insurance	130	0.10%	136	0.10%	142	0.10%	148	0.11%	154	0.12%	4.25%
Deferred Income Taxes	561	0.43%	1,029	0.74%	748	0.55%	991	0.74%	1,228	0.95%	21.64%
Real Estate Owned	0	0.00%	413	0.30%	771	0.57%	846	0.63%	2,483	1.92%	NM
Fixed Assets	8,024	6.15%	7,724	5.52%	7,398	5.43%	7,132	5.31%	6,855	5.30%	-3.86%
Other Assets	1,561	1.20%	1,708	1.22%	1,365	1.00%	1,193	0.89%	1,005	0.78%	-10.42%
Deposits	$113,983	87.36%	$127,164	90.88%	$120,842	88.74%	$121,589	90.53%	$117,034	90.43%	0.66%
FHLB Advances, Other Borrowed Funds	3,750	2.87%	0	0.00%	2,100	1.54%	0	0.00%	0	0.00%	-100.00%
Other Liabilities	1,214	0.93%	1,024	0.73%	1,017	0.75%	976	0.73%	986	0.76%	-5.07%
Stockholders’ Equity	$11,521	8.83%	$11,735	8.39%	$12,213	8.97%	$11,743	8.74%	$11,395	8.80%	-0.28%
AFS Adjustment	($70)	-0.05%	($46)	-0.03%	($48)	-0.04%	($40)	-0.03%	($77)	-0.06%	—
Shares Outstanding/Ownership Percentages:
Public Shares Outstanding	735,626	45.00%	735,626	45.00%	735,626	45.00%	735,626	45.00%	735,626	45.00%	—
MHC Shares Outstanding	899,099	55.00%	899,099	55.00%	899,099	55.00%	899,099	55.00%	899,099	55.00%	—

Shares Outstanding	1,634,725	100.00%	1,634,725	100.00%	1,634,725	100.00%	1,634,725	100.00%	1,634,725	100.00%	—
Tangible Book Value/Share	$7.05		$7.18		$7.47		$7.18		$6.97		—
Offices Open	2		2		2		2		2		—

(1)	Ratios are as a percent of ending assets.

Source: Audited financial statements, 10Ks, and RP Financial calculations.

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Specifically, commercial real estate and multi-family loans declined from a high of $26.1 million, or 24.7% of loans in fiscal 2009 to $12.4 million or 13.8% of loans in fiscal 2013. While restricted from commercial lending, the Company more intensively focused on residential first mortgage lending, which increased from $46.7 million, or 44.3% of loans to $66.6 million, or 74.3% of loans over the last five fiscal years. Residential first mortgage lending slightly declined over the most recent fiscal year, however, as the Company resisted the origination of long-term, fixed rate loans due to interest rate risk considerations.

The Company’s assets have been funded through a combination of deposits, borrowings and retained earnings over the past five fiscal years. Deposits have always comprised the majority of funding liabilities and increased at a minimal 0.7% annual rate since fiscal 2009, fluctuating over the five year period. The Company has generally restricted deposit growth in order to lower the cost of funds in efforts to increase profitability. Deposits totaled $117.0 million, or 90.4% of assets as of March 31, 2013. Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. The Company has occasionally used short-term Federal Home Loan Bank and Atlantic Central Banker’s Bank advances as an additional source of liquidity. Specifically, borrowings which had a balance of $2.1 million as of March 31, 2011, were fully repaid during fiscal 2012, and the Company has not employed borrowed funds since that time.

Equity has diminished at a minimal 0.3% annual pace since the end of fiscal 2009 or by 1.1% in the aggregate, reflecting the impact of operating losses incurred in three of the last five fiscal years. Based on these minimal changes in equity and assets over the same time period, the Company’s equity ratio has remained relatively stable, staying within the range of approximately 8.5% to 9.0% of assets, and equaling 8.8% of assets as of March 31, 2013. Going forward, the post-Offering equity growth rate will largely be a function of the Company’s ability to improve asset quality and stem the level of loan loss provisions. Moreover, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of equity, the reinvestment and leveraging of the Offering proceeds, and the expense of the stock benefit plans.

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Loans Receivable

The Company’s loan portfolio balance has been diminishing since the end of fiscal 2009, as Delanco Bancorp has retrenched from lending as the level of classified assets and NPAs were high, combined with the intention of shrinking the balance sheet in order to maintain compliance with the capital levels required pursuant to the IMCRs. Reflecting the magnitude of problem loans in the commercial loan portfolio, as well as the impact of the restrictions on commercial lending in place through 2012, the balance of non-residential mortgage and non-mortgage loans has been declining since the end of fiscal 2009. The residential first mortgage loan portfolio is the only component of the Company’s loan portfolio to grow over the past five fiscal years, albeit at a moderate pace.

The loan portfolio reflects the Company’s historical concentration and recent primary emphasis in residential lending, including 1-4 family and home equity loans and lines of credit, as these loans comprised 83.7% of total loans as of March 31, 2013, while commercial loans, including commercial real estate, multi-family loans, and commercial business loans equaled 15.1% of total loans at the same date. Construction/land and consumer loans made up the remaining portion of the loan portfolio at a minimal 0.1% and 1.1% of total loans at March 31, 2013.

Cash, Investments and Mortgage-Backed Securities

Delanco Bancorp’s preference is to deploy the majority of assets into loans while maintaining required liquidity. The Company anticipates initially reinvesting the net offering proceeds into investments with short-to-intermediate maturities, pending longer-term deployment primarily into loans.

As of March 31, 2013, the Company’s portfolio of cash and cash equivalents totaled $6.7 million, equal to 5.2% of assets. As of the same date, the investment portfolio totaled $22.3 million, equal to 17.3% of assets, with the majority of investments classified as held to maturity ($20.1 million or 15.6% of assets) and the remaining securities classified as available for sale totaling $2.2 million, or 1.7% of assets (see Exhibit I-3 for the investment portfolio composition).

Government sponsored agency securities comprised the largest segment of the investment portfolio, totaling $20.1 million, or 15.5% of assets and 89.9% of investment securities as of March 31, 2013. The majority of agency securities were classified as HTM and consisted of a mix of step up and fixed rate agency bonds. The balance of the investment portfolio was comprised of HTM mortgage-backed securities ($2.0 million) and AFS mutual funds ($222,000).

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No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion. Over the longer term, it is the Company’s intent to leverage the proceeds with loans to a greater extent than investment securities. However, management has indicated that leveraging of the expanded capital base by utilizing investment securities, including MBS, will continue to be evaluated based on market, profitability, interest rate risk, and other similar considerations.

Bank Owned Life Insurance

As of March 31, 2013, the balance of bank owned life insurance (“BOLI”) totaled $154,000, which reflects a modest increase over the last five fiscal years owing to increases in the cash surrender value of the policies. The balance of BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis.

Funding Structure

Retail deposits have generally met the substantial portion of the Company’s funding needs supplemented with a modest amount of borrowed funds from the Federal Home Loan Bank of New York utilized on an as needed basis. During fiscal 2012, all of Delanco Bancorp’s outstanding FHLB advances had been retired, as the need for funds outside of deposits has diminished with the recent asset shrinkage realized by the Company.

The composition of deposits has changed modestly over the past five fiscal years, as core accounts have gradually increased and time deposits have declined, due to the Company’s increased focus on growing core deposit accounts and reducing reliance on higher costing certificates of deposit (“CDs”). Since the end of fiscal 2011, the proportion of transaction and savings accounts has increased from 47.0% to 53.3%, while conversely, the proportion of CDs to total deposits has diminished from 53.0% to 46.7%.

Equity

Stockholder’s equity totaled $11.4 million, equal to 8.80% of assets on a reported basis as of March 31, 2013. Delanco Bancorp’s capital base has decreased from its peak level of $12.2 million as of March 31, 2011 to the current low of $11.4 million. The reduction in equity over this time period reflects the impact of operating losses which have primarily resulted from

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deteriorating asset quality which has led to relatively high loan loss provisions, loan chargeoffs, and elevated operating expenses. The Offering proceeds will serve to further strengthen the Company’s regulatory capital position and ability to address the elevated level of non-performing assets.

At March 31 2013, the Bank’s core capital equaled $10.0 million, or 7.79% of adjusted total assets, which is below the IMCR level of 8.00% as established by the OCC and as adopted by the Board as internal minimal levels of capital. The significant disparity between the Company’s reported GAAP capital balance ($11.4 million) and the Tier 1 capital level is primarily attributable to two elements, including unrealized gains on securities ($77,000) and disallowed deferred tax assets ($1.2 million).

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years ended March 31, 2013. The Company reported its largest net loss over this time period during fiscal 2009 ($1.2 million or 0.95% of average assets) due to the significant increase in NPAs and relative increase in loan loss provisions. The Company returned to profitability during fiscal 2010, largely due to the income tax benefit recorded, while Delanco Bancorp continued to report positive earnings in fiscal 2011 as loan loss provisions diminished relative to fiscal 2010.

Loan loss provisions and chargeoffs adversely impacted Delanco Bancorp’s operations in fiscal 2012 and 2013, which, coupled with asset quality related operating expenses, contributed to the Company reporting operating losses in both fiscal 2012 and fiscal 2013. Specifically, Delanco Bancorp reported a net loss equal to $494,000 (0.37% of average assets) in fiscal 2012 and $324,000 (0.25% of average assets) for fiscal 2013.

Net Interest Income

Over the period from fiscal 2009 to fiscal 2011, net interest income steadily increased, notwithstanding the aforementioned balance sheet shrinkage, as the Company’s spreads improved as funding costs diminished more rapidly than asset yields. Conversely, the Company’s spreads subsequently decreased over the fiscal 2011 to fiscal 2013 period, as asset yields declined more rapidly than funding costs, particularly as the balance of loans diminished and the level of NPAs was high, as shown in Exhibit I-4.

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Table 1.2

Delanco Bancorp, Inc.

Historical Income Statements

	For the Fiscal Year Ended March 31,
	2009		2010		2011		2012		2013
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$6,793	5.24%	$6,973	4.95%	$6,693	4.86%	$5,891	4.41%	$5,101	3.93%
Interest Expense	(3,578)	-2.76%	(2,640)	-1.87%	(1,890)	-1.37%	(1,432)	-1.07%	(1,057)	-0.82%

Net Interest Income	$3,215	2.48%	$4,333	3.08%	$4,803	3.49%	$4,460	3.34%	$4,045	3.12%
Provision for Loan Losses	(1,127)	-0.87%	(1,140)	-0.81%	(440)	-0.32%	(1,602)	-1.20%	(640)	-0.49%

Net Interest Income after Provisions	$2,088	1.61%	$3,193	2.27%	$4,363	3.17%	$2,858	2.14%	$3,404	2.63%
Other Income	$188	0.14%	$159	0.11%	$161	0.12%	$187	0.14%	$342	0.26%
Operating Expense	(4,010)	-3.09%	(3,666)	-2.60%	(3,740)	-2.72%	(3,751)	-2.81%	(4,127)	-3.18%

Net Operating Income	($1,734)	-1.34%	($314)	-0.22%	$784	0.57%	($707)	-0.53%	($381)	-0.29%
Gain (Loss) on Sale of Securities	$0	0.00%	$15	0.01%	$0	0.00%	$0	0.00%	$0	0.00%
Gain (Loss) on Sale of Real Estate Owned	0	0.00%	0	0.00%	(27)	-0.02%	(36)	-0.03%	(152)	-0.12%

Total Non-Operating Income/(Expense)	$0	0.00%	$15	0.01%	($27)	-0.02%	($36)	-0.03%	($152)	-0.12%
Net Income Before Tax	($1,734)	-1.34%	($299)	-0.21%	$757	0.55%	($743)	-0.56%	($534)	-0.41%
Income Taxes	503	0.39%	482	0.34%	(289)	-0.21%	249	0.19%	209	0.16%

Net Income (Loss)	($1,231)	-0.95%	$183	0.13%	$468	0.34%	($494)	-0.37%	($324)	-0.25%
Adjusted Earnings
Net Income	($1,231)	-0.95%	$183	0.13%	$468	0.34%	($494)	-0.37%	($324)	-0.25%
Add(Deduct): Non-Operating (Inc)/Exp	0	0.00%	(15)	-0.01%	27	0.02%	36	0.03%	152	0.12%
Tax Effect (2)	0	0.00%	6	0.00%	(11)	-0.01%	(15)	-0.01%	(61)	-0.05%

Adjusted Earnings	($1,231)	-0.95%	$174	0.12%	$484	0.35%	($472)	-0.35%	($233)	-0.18%
Avg. Diluted Shares Outst.	1,577,052		1,580,256		1,583,460		1,586,664		1,589,868
Reported Earnings Per Share	($0.78)		$0.12		$0.30		($0.31)		($0.20)
Adjusted Earnings Per Share	($0.78)		$0.11		$0.31		($0.30)		($0.15)
Expense Coverage Ratio	80.2%		118.2%		128.4%		118.9%		98.0%
Efficiency Ratio	117.9%		81.6%		75.3%		80.7%		94.1%
Effective Tax Rate (Benefit)	-29.0%		-161.2%		38.2%		-33.5%		-39.3%
Return on Avg. Equity	-9.97%		1.59%		3.89%		-4.04%		-2.80%

(1)	Ratios are as a percent of average assets.
(2)	Reflects a tax effect at an estimated 40% marginal tax rate.

Source: Audited financial statements, 10Ks, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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The impact of declining interest rates is more fully evidenced in the detailed financial data shown in Table 1.2, as interest income diminished from $6.8 million (5.24% of average assets) in fiscal 2009 to $5.1 million (3.93% of average assets) for fiscal 2013. Over the corresponding timeframe, the Company’s annual interest expense diminished, from $3.6 million (2.76% of average assets) to $1.1 million (0.82% of average assets) for fiscal 2013. Overall, recent trends with regard to net interest income have been unfavorable as net interest income peaked at a level of $4.8 million in fiscal 2011, and has subsequently declined to $4.0 million or 3.12% of average assets in fiscal 2013.

Several factors may impact the Company’s future spreads and net interest income. First, the benefit of declining funding costs appears to be diminishing as the overall cost of funds equaled 0.82% for fiscal 2013, and the potential for further improvement is limited as deposit costs approach zero. At the same time, the reduction of NPAs is a key strategy of management over the near term and the ratio of NPAs has reflected modest improvement since fiscal 2012 — to the extent NPAs can be returned to an earning form, interest income may realize improvement. Last, the completion of the Second Step Conversion will have a dual benefit of providing the Company with additional interest-free funds to reinvest while over the longer term, the Company has indicated the intent to use the additional capital to support modest balance sheet growth including expansion of interest-earning assets at a positive spread.

Loan Loss Provisions

The level of provisions for loan losses has generally been high over the past five fiscal years, fluctuating with the level of NPAs and loan chargeoffs over the time period. Specifically, loan loss provisions reported by the Company increased from $1.1 million or 0.87% of average assets in fiscal 2009 to a peak level of $1.6 million or 1.20% of average assets for fiscal 2012. Loan loss provisions declined to $640,000 or 0.49% of average assets for fiscal 2013, as the Company believes that prior years provisions captured the impact of deteriorating real estate values in the local market and real estate values locally appear to be stabilizing.

At March 31, 2013, the Company maintained valuation allowances of $1.0 million, equal to 1.17% of total loans and 16.28% of non-performing loans (includes nonaccrual loans and performing troubled debt restructurings). Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

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Non-Interest Income

Non-interest operating income is a limited contributor to the Company’s total revenues and primarily consists of fee income, rental income, and income from BOLI. Overall, non-interest income reported by the Company increased from $188,000 (0.14% of average assets) in fiscal 2009 to $342,000 (0.26% of average assets) in fiscal 2013. The significant increase in non-interest income in the most recent fiscal year (from $187,000 to $342,000) is attributable to an increase in rental income, as the Company started to collect rental payments from tenants of delinquent loan and other real estate owned (“OREO”) properties.

Operating Expenses

The Company’s operating expenses have fluctuated in a relatively narrow range from fiscal 2010 through fiscal 2012. Over this time period, the Company has undertaken various cost cutting initiatives, including staffing reductions. Mitigating the benefit of these initiatives, the Company’s recent level of operating expenses have been impacted by expenses related to problem assets and the costs to improve credit quality currently and going forward. Specifically, operating expenses ranged from a low of $3.66 million (2.60% of average assets) to a high of $3.75 million (2.81% of average assets) over the fiscal 2009 to fiscal 2012 timeframe. During fiscal 2013, the Company’s operating costs increased in the range of $500,000 as a result of increased maintenance costs due to the payment of back taxes, curing of deferred maintenance and professional, management, and other fees related to the Company’s delinquent loans and OREO properties. As a result, operating expenses increased to $4.13 million, equal to 3.18% of average assets in fiscal 2013.

Operating expenses are expected to increase on a post-Offering basis as a result of the expense of the additional stock-related benefit plans. At the same time, Delanco Bancorp will seek to offset anticipated growth in expenses from a profitability standpoint through gradual balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term (following the Second Step Conversion) and into loans over the longer term.

Non-Operating Income/Expense

Net non-operating losses associated with the Company’s asset quality problems, also contributed to the Company’s operating losses over the past two fiscal years, due to losses on the sale of OREO. For fiscal 2013, non-operating losses amounted to $152,000, or 0.12% of average assets and consisted of losses on the sale of OREO. In general, the gains and losses recorded by the Company are not viewed as part of the Company’s core or recurring earnings.

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Taxes

The Company is in a fully taxable position on a GAAP accounting basis and as a result, has been recording a net tax benefit and an increase in its net deferred tax asset, in recent years, as Delanco Bancorp has reported operating losses. Specifically, the Company recorded tax benefits in four of the past five fiscal years. In fiscal 2013, Delanco Bancorp reported a tax benefit of $209,000 on pre-tax operating losses equal to $534,000.

As of March 31, 2013, the Company’s deferred tax asset totaled $1.2 million. For regulatory capital purposes, the deferred tax asset balance is excluded from Tier 1 capital, net of the estimated amount which can be utilized over the next 12 months. As of March 31, 2013, the Company has net operating loss carryforwards (“NOLs”) of $2.0 million. Accordingly, to the extent Delanco Bancorp reports earnings in the future, the substantial NOLs will be available to offset future taxable income and earnings could potentially result in the reversal of the valuation allowance on the deferred tax asset balance, positively impacting regulatory capital.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

•	Diversifying portfolio loans into other types of shorter-term or adjustable rate loan products, including adjustable rate or balloon feature residential and commercial real estate/multi-family lending;

•	Utilizing a short-to-intermediate term investment portfolio which more closely matches the duration of funding liabilities;

•	Promoting savings and transaction accounts which have relatively low interest costs and generate non-interest fee income;

•	Utilizing longer-term borrowings when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•	Maintaining strong capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities (the Second Step Conversion will facilitate this effort); and,

•	Limiting investment in fixed assets and other non-earning assets and seeking to resolve existing non-performing assets as quickly as possible.

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I.19

The rate shock analysis as of March 31, 2013 (see Exhibit I-6) reflects that in the event of a further decline in interest rates from the current low levels, Delanco Bancorp’s economic value of equity (“EVE”) would increase. Conversely, rising interest rates are estimated to have an unfavorable impact on the Company’s EVE. A 100 basis point decrease in interest rates would increase EVE by 8.6%, while a 300 basis point increase in interest rates would decrease EVE by 27.5%. Accordingly, Delanco Bancorp is in a liability sensitive position and earnings may likely be adversely impacted by rising interest rates.

Lending Activities and Strategy

Over the last several fiscal years, the Company has been primarily emphasizing real estate lending, primarily 1-4 family residential mortgage loans, as commercial and multi-family mortgage lending had been restricted. To a lesser extent, the Company offers commercial business, consumer, and construction/land loans. Details regarding the Company’s loan portfolio composition are included in Exhibits I-7 and I-8.

Residential Lending

As of March 31, 2013, residential mortgage loans approximated $66.6 million, or 74.3% of total loans. Delanco Bancorp originates fixed rate, balloon, and adjustable rate 1-4 family mortgage loans. Fixed rate mortgage loans are typically offered with terms of 15 to 30 years and balloon mortgage loans with terms of 5 to 15 years. The adjustable-rate (“ARM”) loans carry an initial fixed rate of interest for either the first one or three years, which then convert to an interest rate that is adjusted to a rate equal to a percentage above the one year US Treasury Index. Adjustable rate loans are adjusted to a maximum of 200 basis points per adjustment period with a lifetime interest rate cap of generally 600 basis points over the initial interest rate of the loan. As of March 31, 2013, Delanco Bancorp’s ARM loans equaled $776,000, or approximately 1.2% of total residential loans in the portfolio.

Delanco Bancorp originates one-to-four family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80% LTV ratio. The Company does not offer loans with negative amortization and generally do not offer interest only loans. The majority of the 1-4 family mortgage loans which have been originated or purchased by the Company are secured by residences within New Jersey.

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The Company generally retains all of the mortgage loans that are originated, although in the past, the Company has sold some of their 30 year fixed rate mortgage loans through a correspondent relationship with the Federal Home Loan Bank of New York for interest rate risk management purposes, as most loans are originated to conform to the secondary market guidelines. In the future, if the Company chooses to sell any mortgages, it would be with the servicing of the loans retained by Delanco Bancorp.

Additionally, the Company will purchase participations in loans from the Thrift Institutions Community Investment Corporation of New Jersey to supplement the lending portfolio, if necessary. Loan participations totaled $144,000 as of March 31, 2013.

Commercial Mortgage and Multi-Family Mortgage Lending

Commercial real estate and multi-family mortgage loans totaled $12.4 million, equal to 13.8% of total loans as of March 31, 2013, which represents a decrease from $26.1 million, equal to 24.7% of total loans as of March 31, 2009, reflecting the restrictions from the Order and management’s focus on resolving problem assets.

Commercial real estate and multi-family loans originated by Delanco Bancorp are typically secured by small office buildings, warehouses, retail properties, churches, and small apartment buildings, most of which are located in the Company’s market area. Many of the loans originated during the growth period from 2005 to 2010 were secured by investor owned residential and multi-family rental properties. As previously described, a significant portion of the Company’s recent asset quality problems and loan loss provisions are attributable to such loans.

Commercial and multi-family mortgage loans are originated in amounts up to an 80% LTV and generally require a debt to income ratio of at least 1.25. The Company originates fixed and adjustable rate commercial real estate and multi-family real estate loans generally for terms of up to five to seven years and an amortization period of up to 25 years. Adjustable rate loans are typically tied to the Prime Rate or the US Treasury rate.

Home Equity Loans and Lines of Credit

Delanco Bancorp originates home equity loans and lines of credit, which totaled $8.4 million or 9.3% of total loans as of March 31, 2013. Home equity loans and home equity lines of credit (“HELOCs”) are offered by Delanco Bancorp as part of the residential lending activities and provide interest rate risk and yield enhancement benefits. This lending activity has been declining over the past several years as home values have declined in the local market area limiting the potential lending opportunities under Delanco Bancorp’s underwriting guidelines. However, the Company will reengage in home equity lending as market and economic conditions improve and loan demand increases.

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Home equity loans have fixed interest rates and terms that typically range from 5 to 15 years. Some home equity loans are originated as five-year balloon loans with monthly payments based on a 20 to 30 year amortization schedule. The maximum combined LTV (first and second liens) for these loans is limited to 80% or less of the appraised value. HELOCs are originated with adjustable rates indexed to the Prime Rate.

Commercial Business

Delanco Bancorp originates commercial business loans to professionals, sole proprietorships, and small businesses that operate in the primary market area. Installment loans are offered for capital improvements, equipment acquisition, and long-term working capital and are secured by business assets, such as business equipment and inventory, or are backed by the personal guarantee of the borrower. Lines of credit are also offered to finance the working capital needs of businesses or to provide a period of time during which the business can borrow funds for planned equipment purchases. Accounts receivable lines of credit are also offered. Commercial business loans usually have shorter maturity terms and higher interest rates than real estate loans, but typically involve more credit risk because of the type and nature of the collateral. As of March 31, 2013, the Company reported $1.2 million of commercial business loans in portfolio, equal to 1.3% of total portfolio loans. This represents a decrease from $4.6 million, or 4.4% of loans as of March 31, 2009, reflecting the trend of the overall decline in commercial loans.

Construction and Land Loans

Construction and land loans comprised a minimal balance of the Company’s loan portfolio, amounting to $125,000 (0.1% of total loans) at March 31, 2013. Construction loans are made only if there is a permanent mortgage commitment in place and are generally made with a maximum LTV ratio of 90% on residential construction and 80% on commercial construction. These loans are typically attractive due to the relatively short average duration and attractive yields, but also involve a higher degree of credit risk. The Company originates loans to individuals, and to a lesser extent, builders to finance the construction of residential dwellings and small commercial development projects.

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Consumer Loans

The Company offers consumer loans generally as a convenience to customers but does not emphasize such loans in marketing efforts. Delanco Bancorp’s consumer loan portfolio totaled $960,000 as of March 31, 2013 (1.1% of total loans) and consisted of loans secured by passbook or certificate accounts and automobile loans.

Loan Originations, Purchases and Sales

Loan originations primarily come from existing customers, walk-in traffic, advertising, and referrals from customers. Total loans originated decreased from $13.9 million in calendar year 2010 to $9.7 million in calendar year 2012, and totaled $3.1 million for calendar year 2013.

The Company has also purchased participations in loans to supplement the lending portfolio, which totaled $144,000 as of March 31, 2013. In the past, the Company has also sold 30 year fixed rate mortgage loans to the FHLB of New York for interest rate risk management purposes. The Company currently originates their loans conforming to FHLB standards; however the Company has no plans to sell originated loans in the future.

Asset Quality

The Company’s asset quality was historically strong and the level of NPAs generally modest at a level typically below 1% of assets. However, with the onset of the economic recession, Delanco Bancorp realized an increase in the level of NPAs, which have remained elevated since fiscal 2009. The delinquencies were realized in both the residential and commercial mortgage portfolios with NPAs increasing from 0.51% of assets as of March 31, 2007 to a peak level of 7.06% of asset as of the end of fiscal 2012. Importantly, progress in reducing the level of NPAs has been hindered by the inability of the Company to gain default and foreclosure judgments owing to a slow judicial process. As a result, the Company’s NPAs, including nonaccrual loans, performing troubled debt restructurings (“TDRs”), and OREO, remain elevated at 6.82% of assets as of March 31, 2013.

As reflected in Exhibit I-9, the balance of NPAs as of March 31, 2013, was $8.8 million, equal to 6.82% of assets, consisting primarily of non-accruing loans and OREO. The ratio of allowances to total loans equaled 1.17%, while reserve coverage in relation to NPLs equaled 16.28% (see Exhibit I-5) and reserve coverage in relation to NPAs equaled 11.70%.

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I.23

The Company has taken several steps to address the deterioration in asset quality which is largely the result of: (1) credit underwriting weaknesses; (2) erosion of real estate values which has impacted the collateral value of the Company’s loans; and (3) the recession economic environment, which resulted in job losses and lower personal income levels, both of which have adversely impacted borrower’s ability to repay their loans with the Company. Management has instituted a proactive strategy to aggressively reduce non-performing assets through accelerated charge-offs, loan work out programs, and the employment of enhanced collection practices. Additionally, the Company believes it has enhanced its internal risk management processes. In this regard, Delanco Bancorp has evaluated and replaced management and staffing, as necessary, to experienced and seasoned individuals. Delanco Bancorp has enhanced their collections efforts in order to quickly identify potential loan delinquencies as they occur and to develop resolutions strategies with respect to problem borrowers. Overall, credit underwriting, management, and staff have been improved to assure quality credit going forward.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source. Exhibit I-10 sets forth the Company’s deposit composition for the past three fiscal years and Exhibit I-11 provides the interest rate and maturity composition of the CD portfolio at March 31, 2013. Over the past several years, the Company has concentrated on growing lower cost core deposits, in the form of checking, savings, and money market accounts, to lower their reliance on higher costing certificates of deposit, which is evident in Exhibit I-10. As of March 31, 2013, the balance of the Company’s savings and transaction accounts was $62.4 million or 53.3% of total deposits. Comparatively, the balance of savings and transaction accounts was $56.8 million or 47.0% of total deposits for fiscal year 2011. Thus, shrinkage in the balance of deposits was primarily realized in CDs reflecting the stated objectives of management.

As noted above, CDs represent a shrinking portion of the deposit base, having diminished from $64.0 million (53.0% of deposits) as of March 31, 2011, to $54.7 million (46.7% of deposits) as of March 31, 2013. As of March 31, 2013, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $16.3 million or 29.8% of total CDs. The Company does not have any brokered deposits.

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Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. However, Delanco Bancorp has not utilized borrowed funds since fiscal 2011 as the Company retrenched from lending and did not need additional funds. Delanco Bancorp has the availability of funds from the Federal Home Loan Bank of New York, Atlantic Central Bankers Bank, and the Federal Reserve Bank of Philadelphia, if the need for additional funds arises. Exhibit I-12 provides further detail of the Company’s borrowings activities over the past three fiscal years.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

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II. MARKET AREA ANALYSIS

Introduction

Delanco Bancorp is headquartered in Delanco Township of Burlington County, New Jersey, and serves the southwestern New Jersey region through a headquarters office and single full-service branch office. The main office and branch office are both located in Burlington County within the Delanco and Cinnaminson Townships of New Jersey. Details regarding the Company’s offices are set forth in Exhibit II-1.

The primary market area of Burlington County is located in southwestern New Jersey, and stretches the entire horizontal length of the state from the Pennsylvania border to the Atlantic Ocean, making it the largest county, in terms of size, in New Jersey. Burlington County is centrally located in the Northeast Corridor and approximately 15 miles from Center City Philadelphia, making it an attractive residential area for many commuters working in Philadelphia and its suburbs owing to the close proximity to the city, as well as the lowest property tax burden in the Philadelphia region. With more acres devoted to farming than any other New Jersey county, Burlington County is among the nation’s leaders in the agriculture industry. Yet in addition to its strong agricultural presence, Burlington County also offers various residential and commercial regions. The suburban townships of Delanco and Cinnaminson in western Burlington County are primarily residential yet also have many thriving businesses, as well, balancing industrial business and suburban residents.

The regional economy has a strong manufacturing history that is still prominent in the area’s economy, however services, health care, and finance/insurance/real estate sectors, as well as the government sector play the leading roles in the regional economy. The regional banking environment is highly competitive, and includes a wide range of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the impact on market value.

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National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the housing crisis caused the wider economy to falter, with most significant indicators of economic activity declining by substantial amounts. The overall economic recession was the worst since the great depression of the 1930s. Approximately 8 million jobs were lost during the recession, as consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (1.7% annualized growth in the third quarter of 2009 and 3.8% annualized growth in fourth quarter of 2009). The economic expansion has continued since that date, with GDP growth of 3.1% for calendar year 2010, 1.8% for calendar year 2011 and 2.2% for calendar year 2012. Notably, a large portion of GDP growth during 2009 through 2012 was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

For 2012, the national inflation rate equaled 2.07% and through the three months ended March 2013 averaged an even lower rate of 1.68%. Indicating a level of improvement, the national unemployment rate equaled 7.5% as of April 2013, a moderate decline from 8.1% as of April 2012, but still high compared to the long term average and well above the rate for full employment. There remains uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have increased over the last 12 months. As an indication of the changes in the nation’s stock markets over the last 12 months, as of May 17, 2013, the Dow Jones Industrial Average closed at 15,354.40, an increase of 23.4% from May 17, 2012, while the NASDAQ Composite Index stood at 3,498.97, an increase of 24.4% over the same time period. The Standard & Poors 500 Index totaled 1,667.47 as of May 17, 2013, an increase of 27.8% from May 17, 2012.

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Based on the consensus outlook of economists surveyed by The Wall Street Journal in April 2013, economic growth is expected to increase slightly in 2013 compared to 2012, but remain somewhat lackluster overall. The economists forecast calls for GDP growth of 2.5% for 2013, compared to 1.5% for 2012. A 7.4% unemployment rate is forecasted for the end of 2013, and 176,000 jobs are expected to be added per month over the next year. On average, the economists did not expect the Federal Reserve to begin raising its target rate until 2014 at the earliest and the 10-year Treasury yield would increase to 2.34% by the end of 2013. The surveyed economists also forecasted home prices would rise slightly in 2013 and housing starts would pick-up in 2013.

The 2013 housing forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by approximately 4.9% and new home sales to increase by 11.5% compared to 2012 existing and new home sales. The MBA forecast projected the median sales price for existing and new homes would increase by 5.6% and 4.7%, respectively, in 2013. Total mortgage production was forecasted to decline to $1.410 trillion in 2013 compared to $1.750 trillion in 2012. The forecasted reduction in 2013 originations was due to a 34% reduction in refinancing volume, with refinancing volume forecasted to total $818 billion in 2013. Comparatively, house purchase mortgage originations were predicted to increase by 17.7% in 2013, with purchase lending forecasted to total $592 billion in 2013.

Interest Rate Environment

Reflecting a strengthening economy which could lead to inflation, the Federal Reserve increased interest rates a total of 17 times from 2004 to 2006, with the Federal Funds rate and discount rate peaking at 5.25% and 6.25% in 2006. The Federal Reserve then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Federal Reserve began reacting to the increasingly negative economic news. Beginning in August 2007 and through December 2008, the Federal Reserve decreased market interest rates a total of 12 times in an effort to stimulate the economy.

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates remained in effect through early 2010. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which

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decreased more than longer term rates, increasing the slope of the yield curve. This low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level. As of May 17, 2013, one- and ten-year U.S. government bonds were yielding 0.12% and 1.95%, compared to 0.20% and 1.70%, respectively, as of May 17, 2012. This has had a mixed impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008, and has remained at that level since that date. Data on historical interest rate trends is presented in Exhibit II-2.

Market Area Demographic and Economic Characteristics

Table 2.1 presents information regarding the demographic and economic trends for the Company’s market area from 2010 to 2012 and projected through 2017. Data for the nation and the State of New Jersey is included for comparative purposes.

As shown in Table 2.1, the Company’s primary market area of Burlington County contains a relatively large population base of 449,000, which ranks it as the eleventh most populous county in the nation. Despite the large population base, the county has only grown at a minimal annualized rate of 0.1% over the last two years, which is expected to continue over the next five years through 2017. The number of households in Burlington County has declined slightly over the last two years, but is expected to mirror the population growth trends over the next five years. These slow growth rates are relatively comparable to statewide averages, but are well below the nationwide averages.

The southern counties of New Jersey, including Burlington County experienced strong growth during the 2000-2010 period, as a result of the housing boom, which made southern New Jersey the fastest-growing part of the state, as households could afford bigger homes at an affordable price. However, recently, homeownership rates have been declining and more of the new development is rental units in or near cities, resulting in faster growth in the northern counties of New Jersey.

Income figures for the Company’s market area show that Burlington County has a median household income of $74,573 for 2012, which is above the state and national

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Table 2.1

Delanco Bancorp Inc.

Summary Demographic Data

	Year			Growth Rate
	2010	2012	2017	2010-2012	2012-2017
				(%)	(%)
Population (000)
USA	308,746	313,129	323,986	0.7%	0.7%
New Jersey	8,792	8,830	8,936	0.2%	0.2%
Burlington County	449	449	451	0.1%	0.1%
Households (000)
USA	116,716	118,209	122,665	0.6%	0.7%
New Jersey	3,214	3,228	3,269	0.2%	0.3%
Burlington County	166	166	167	-0.1%	0.1%
Median Household Income ($)
USA	NA	50,157	56,895	NA	2.6%
New Jersey	NA	66,950	79,584	NA	3.5%
Burlington County	NA	74,573	83,940	NA	2.4%
Per Capita Income ($)
USA	NA	26,409	29,882	NA	2.5%
New Jersey	NA	33,924	39,270	NA	3.0%
Burlington County	NA	34,714	39,498	NA	2.6%

	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
2012 Age Distribution (%)
USA	19.6	27.4	27.1	16.6	9.2
New Jersey	19.1	25.6	28.9	16.7	9.7
Burlington County	18.7	24.1	29.9	17.4	10.0

	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
2012 HH Income Dist. (%)
USA	24.7	25.1	29.9	20.3
New Jersey	17.6	19.6	29.7	33.1
Burlington County	12.6	19.0	33.8	34.5

Source: SNL Financial, Inc.

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II.6

aggregates. Per capita income is also higher in Burlington County, as compared to the State of New Jersey, as well as the nation. Additionally, Burlington County has a high percentage of households earning over $100,000, indicating the relative affluent nature of the area. The Company’s primary market area county maintains a relatively lower percentage of younger residents (under 34 years old) and a higher percentage of residents over 55 years old, as compared to the state and national figures.

Regional/Local Economy

Table 2.2 presents a list of the largest employers in the market area. The Company’s market area contains a cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. Throughout Burlington County there are also growing industries within the retail, agriculture, technology, and military sectors, which are contributing to the local economy.

Table 2.2

Delanco Bancorp Inc.

Largest Employers in Burlington County

Company/Institution	Industry	Employees
Virtua Memorial Hospital	Healthcare	3,300
Lockheed Martin	Defense	3,000
Burlington Coat Factory	Retail	2,000
Viking Yacht Club	Other	1,400
PHH Mortgage	Financial Services	1,300
Deborah Heart and Lung Center	Healthcare	6,000
Lourdes Medical Center	Healthcare	1,300
CVS Corporation	Retail	1,200
MEDCO	Healthcare	1,000
Nade Auto Auction	Automobile	813

Source: Burlington County, New Jersey.

The proximity to the Delaware River has given rise to a significant manufacturing industry, with companies like Ocean Spray Cranberries, Inc. and Viking Yacht Club occupying manufacturing space in the area. Additionally, the military has a strong presence in Burlington County, as Lockheed Martin is one of the top employers in the area and as it is also home to the nation’s only tri-service joint base. Together, McGuire Air Force Base, Fort Dix Army Base, and

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Lakehurst Naval Engineering Station occupy 42,000 acres, a portion of which is located in neighboring Ocean County. More than 40,000 military and civilian personnel and their families live and work on or near the base. Additionally new construction projects totaling approximately $300 million are expected to result from the base, along with 1,200 new permanent jobs. As shown in Table 2.2, the healthcare industry is well represented on the list, with four firms in the top ten of the largest employers in the area. Lockheed Martin, the second largest employer, has maintained a high number of employees in Burlington County in recent years, and recently announced a $100 million contract with the U.S. Navy, which will ensure their continued presence in the county.

Market Area Employment Sectors

As noted previously, the Company’s market area economy is based on a variety of employment sectors with notable diversification in non-service industries. Employment data presented in Table 2.3 indicates that similar to many areas of the country, services are the most prominent sector for the State of New Jersey and Burlington County, comprising 29% and 26% of total employment. Also, Burlington County reported an additional 17% of employment concentrated in the healthcare industry, which accounts for the four of the top ten largest employers in the area being a part of this industry. Particularly, Virtua Memorial Hospital, the largest employer in Burlington County, has recently spent over $1 billion on infrastructure and has created thousands of jobs for the local economy. Furthermore, the Delaware Valley is home to six medical schools, three pharmacy schools, and 101 colleges and universities as well as 197 hospitals and 15 major health systems.

Finance, insurance, and real estate (14.0% of county employment), government (13.6% of county employment), and wholesale and retail trade (10.8% of county employment) are also notable areas of employment within Burlington County, which is also revealed in Table 2.2, with PHH Mortgage, Lockheed Martin, and Burlington County Factory serving as top employers in the county.

Importantly, however, many residents of Burlington County commute to Philadelphia or its nearby suburbs. The Philadelphia metropolitan area’s prominent employment sectors are comparable to Burlington County, as education and healthcare services constitute the most prominent employment sector, followed by trade, transportation, and professional and business services.

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Table 2.3

Delanco Bancorp Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Burlington
Employment Sector	New Jersey	County
	(% of Total Employment)
Services	28.5%	26.2%
Wholesale/Retail Trade	11.7%	10.8%
Government	12.6%	13.6%
Healthcare	15.1%	16.5%
Finance/Insurance/Real Estate	12.3%	14.0%
Manufacturing	5.3%	6.2%
Transportation/Utility	4.2%	4.2%
Construction	1.8%	1.3%
Information	4.2%	3.6%
Agriculture	0.3%	0.5%
Other	4.0%	3.0%

	100.0%	100.0%

Source: Bureau of Economic Analysis, 2011

Unemployment Trends

Comparative unemployment rates for Burlington County, as well as for the U.S. and New Jersey are shown in Table 2.4. Importantly, Burlington County experienced a significant downturn in the local and regional economy during the recession of 2008 to 2009. Home prices dropped steadily between 2007 and 2011, which led to slowed consumer spending, high unemployment, and other economic problems. The recovery has been slow throughout the county, but home prices and unemployment are both improving in 2013. As shown in Table 2.4, as of March 2013, Burlington County reported an unemployment rate below the State of New Jersey, but materially above the nationwide aggregate. The March 2013 unemployment rates were lower in Burlington County compared to a year ago, which corresponds with national and state unemployment trends which declined over the same time period, indicating improvement to the Company’s primary market area.

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Table 2.4

Delanco Bancorp Inc.

Unemployment Trends

	March 2012	March 2013
Region	Unemployment	Unemployment
USA	8.2%	7.6%
New Jersey	9.3%	8.9%
Burlington County	9.0%	8.5%

Source: U.S. Bureau of Labor Statistics.

Real Estate Trends

1. Home Sales

Home sales activity across New Jersey during the first quarter of 2013 surpassed the mark posted during the same period in 2012, a positive indicator for an industry that has been impacted by the recession that commenced in 2008. According to statistics provided by the New Jersey Association of Realtors (“NJAR”), existing single-family home sales during the quarter ended March 2013 totaled 19,100, a 11.1% increase from the same period posted in 2012 (when the market recorded 17,200 sales). The median sales price decreased by a minimal 0.4% (to $262,300) for the first quarter of 2013, from the level for the first quarter of 2012 ($263,400).

Similarly, home sales in the Company’s market area reflected an improving trend. In Burlington County, first quarter 2013 home sales totaled 680, up 7.6% from the 632 homes sold during the same quarter a year prior. Home prices mirrored the statewide trend, reflecting a decreasing trend in the Company’s market area over the first quarter of 2013, as the median sales price for existing single-family homes in Burlington County was $197,400 for the first quarter of 2013, down 5.9% from $209,800 for the first quarter 2012. The decreasing trend in sales price may be attributable to the lengthy judicial foreclosure process in New Jersey that has affected Delanco Bancorp and has stalled foreclosure resolutions.

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II.10

2. Foreclosure Trends

During April 2013, foreclosure filings fell 23% from a year earlier to the lowest level in over six years across the nation. In contrast, foreclosure filings in New Jersey increased to the highest levels in more than two years. New Jersey has one of the longest foreclosure processing periods in the country at 1,002 days on average, covering the period from foreclosure start to bank repossession. The state experienced a 138% rise in property foreclosures from 1,227 in March 2013 to 2,917 in April 2013, which was the largest month-to-month increase in the country. At the same time, New Jersey ranked 15th in the country in total foreclosure filings with 3,934 notices, or one for every 901 homes, as reported by RealtyTrac, a company specializing in real estate foreclosure data. Furthermore, the state had the second highest foreclosure inventory of 7.3% of mortgaged homes for the first quarter of 2013, as reported by Corelogic, a property information, analytics and services provider.

Locally, foreclosures trended downward over the first four months of 2013. As of April 2013, Burlington County reported one in every 743 housing units with a foreclosure filing, compared to one in every 960 housing units with a foreclosure filing in December 2012. This is a positive trend for the Company’s local market area and for Delanco Bancorp, however the long foreclosure process, which continues to impact the entire state, may likely continue to delay the Company’s progress in improving asset quality.

Market Area Deposit Characteristics

The Company’s retail deposit base is closely tied to the economic fortunes of Burlington County and, in particular, the areas that are nearby to each of the office facilities. Table 2.5 displays deposit market trends from June 30, 2008 through June 30, 2012 for Burlington County and the State of New Jersey. New Jersey bank and thrift deposits increased at a 4.3% annual rate during the four year period, with savings institutions declining by 0.6% and commercial banks reporting annual deposit growth of 6.3%. The decline in savings institution deposits over the four year time period was largely due to deposit declines in certain larger institutions in troubled condition and less aggressive growth strategies of institutions in general given the adverse economic conditions that have existed since 2008. Overall, savings institutions held a market share of 26.0% of total deposits statewide as of June 30, 2012. On the other hand, Burlington County experienced a decline in total county deposits at an annual rate of 1.9% over the four year period.

Due to the large size of Burlington County and presence in the Philadelphia metropolitan area, Delanco Bancorp maintains a relatively modest market share in terms of market area deposits. The Company’s deposit market share in Burlington County of $122.5 million of deposits represented 1.4% market share of bank and thrift deposits at June 30, 2012.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.11

Table 2.5

Delanco Bancorp Inc.

Deposit Summary

	As of June 30,
	2008			2012			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2008-2012
		(Dollars in Thousands)					(%)
New Jersey	$227,188,713	100.0%	3,381	$268,372,548	100.0%	3,276	4.3%
Commercial Banks	155,743,621	68.6%	2,415	198,518,944	74.0%	2,511	6.3%
Savings Institutions	71,445,092	31.4%	966	69,853,604	26.0%	765	-0.6%
Burlington County	$9,168,029	100.0%	143	$8,483,578	100.0%	129	-1.9%
Commercial Banks	7,354,944	80.2%	87	5,927,198	69.9%	80	-5.3%
Savings Institutions	1,813,085	19.8%	56	2,556,380	30.1%	49	9.0%
Delanco Federal SB	116,187	1.3%	2	122,452	1.4%	2	1.3%

Source: FDIC

Deposit Competition

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive in the future. Consolidation in the banking and thrift industries provides economies of scale to the larger institutions, while the increased presence of investment options provides consumers with attractive investment alternatives to financial institutions. Delanco Bancorp faces notable competition in both deposit gathering and lending activities, including direct competition with financial institutions that primarily have a local, regional or national presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as the Company. With regard to lending competition, Delanco Bancorp encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions.

From a competitive standpoint, the Company benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. Table 2.6 below lists the Company’s largest competitors in Burlington County. Among the Company’s competitors are much larger

RP® Financial, LC.	MARKET AREA ANALYSIS
II.12

and more diversified institutions which have greater resources than maintained by the Company, including Toronto-Dominion Bank and Wells Fargo Bank. In Burlington County, Delanco Bancorp is ranked 13th in deposit market share, maintaining a modest 1.4% market share.

Table 2.6

Delanco Bancorp Inc.

Market Area Deposit Competitors

Name	Market Share	Rank
Toronto-Dominion Bank	25.08%	1
Wells Fargo & Co.	15.46%	2
Beneficial Mutual Bancorp	15.23%	3
PNC	10.16%	4
Bank of America Corp.	6.40%	5
Delanco Bancorp Inc.	1.40%	13 out of 21

Source: SNL Financial, Inc.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Delanco Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of Delanco Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Delanco Bancorp, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those companies that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are 128 publicly-traded thrift institutions nationally, which includes 18 publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since Delanco Bancorp will be a full stock public company upon completion of the Second Step Conversion, we considered only full stock companies to be viable candidates for inclusion in the Peer Group, excluding those in MHC form.

Based on the foregoing, from the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Delanco Bancorp. In the selection process, we applied the following two screens to the universe of all public thrifts that were eligible for consideration:

Screen #1

•	Operating in the Mid-Atlantic and New England regions of the US;

•	Total assets less than $1.0 billion; and,

•	NPAs/assets greater than 2%.

Screen #2

•	Nationwide (other than the Mid-Atlantic and New England regions);

•	Total assets less than $300 million; and,

•	NPAs/assets greater than 3%.

In addition, we considered the presence of a regulatory agreement, in terms of selecting Peer Group companies, as the Bank is currently subject to the Agreement, which will continue to be in effect following the Second Step Conversion. Likewise, three of the ten Peer Group institutions have also indicated in their public disclosures that they are subject to various forms of agreements with their primary regulators (see the rightmost columns in Table 3.1). While no two regulatory agreements are the same in terms of their requirements and impact on the subject financial institution, they typically limit the operating flexibility of a financial institution and can result in greater regulatory sanctions if the terms of the agreements are not met. Moreover, regulatory agreements can impact shareholder value as a result of the costs of compliance and the reduced operating flexibility and more limited ability to grow.

Eleven companies met the foregoing selection parameters for inclusion in the Peer Group and ten companies were included in the Peer Group, as shown in Table 3.1. The only company meeting the foregoing selection criteria which was excluded was Carver Bancorp, Inc.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

						As of May 17, 2013		Status of Regulatory Agreements With Primary Regulator
Ticker	Financial Institution	Exchange	Primary Market	Total Assets (1)	Offices	Stock Price	Market Value	Type of Agreement (2)	Date of Action
				($Mil)		($)	($Mil)
SVBI	Severn Bancorp, Inc. of MD	NASDAQ	Annapolis, MD	$852	4	$4.60	$46	Consent Order	04/13
THRD	TF Fin. Corp. of Newtown PA	NASDAQ	Newtown, PA	716	15	25.13	71	None Disclosed	—
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfield, MA	668	10	15.28	88	None Disclosed	—
COBK	Colonial Financial Serv. of NJ	NASDAQ	Bridgeton, NJ	633	9	13.50	52	None Disclosed	—
NVSL	Naugatuck Valley Fin Crp of CT	NASDAQ	Naugatuck, CT	526	10	7.20	50	Consent Order	01/12
ALLB	Alliance Bancorp, Inc. of PA	NASDAQ	Broomall, PA	457	9	13.70	71	None Disclosed	—
AFCB	Athens Bancshares Corp. of TN	NASDAQ	Athens, TN	296	7	18.44	41	None Disclosed	—
WBKC	Wolverine Bancorp, Inc. of MI	NASDAQ	Midland, MI	290	4	18.82	46	None Disclosed	—
CFBK	Central Federal Corp. of OH	NASDAQ	Fairlawn, OH	216	4	1.50	24	Cease & Desist	05/11
FFNM	First Fed of N. Michigan of MI	NASDAQ	Alpena, MI	213	8	4.64	13	None Disclosed	—

NOTES:	(1) Most recent quarter end available.

Source:	SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

of New York (“Carver Bancorp”), owing to its urban location in the heart of New York City and minority ownership, management, and customer base. As a result, Carver Bancorp has an operating and risk profile which differentiates it from the Company and most of the Peer Group companies conducting business pursuant to more traditional community bank operating strategies in smaller, more suburban markets. Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Delanco Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Delanco Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk, and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies is detailed below.

•	Severn Bancorp, Inc. of MD (“SVBI”) is the largest company, in terms of asset size, in the Peer Group and operates through 4 retail banking offices throughout central Maryland along the Chesapeake Bay. SVBI’s asset structure reflects broadly similar proportions of loans, investments, deposits, and borrowings, as compared to the Peer Group. The majority of loans are invested in 1-4 family loans (inclusive of an investment in MBS), however the loan portfolio is diversified into commercial and construction/land loans, with SVBI reporting the highest percentage of construction/land loans of the Peer Group, resulting in the second highest risk-weighted assets to assets ratio of the Peer Group. In addition, SVBI reported the highest level of NPAs/assets of the Peer Group, which contributed to the Consent Order issued to the Company’s subsidiary bank in April 2013. At December 31, 2012 (most recent date available), SVBI had total assets of $852 million and a tangible equity-to-assets ratio of 12.8%. For the twelve months ended December 31, 2012, SVBI reported net income equal to 0.39% of average assets. SVBI had a market capitalization of $46 million at May 17, 2013.

•	TF Fin. Corp. of Newtown PA (“THRD”) is the second largest company in the Peer Group, in terms of total assets, and operates through a total of 13 offices in southeast Pennsylvania and southern New Jersey, and thus, THRD operates in the Company’s regional market. THRD’s asset composition reflected a similar proportion of loans and slightly higher investment in cash and investment securities, while THRD’s funding composition was less dependent upon borrowings in comparison to the Peer Group averages. Lending operations were more heavily focused on residential lending (inclusive of investment in MBS) in comparison to the Peer Group average, which resulted in a lower risk-weighted assets-to-assets ratio in comparison to the Peer Group range. THRD also maintained one of the largest loans serviced for others portfolios of the Peer Group. THRD recorded asset quality ratios and reserve coverage ratios more

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

favorable than the Peer Group averages and THRD’s ROA was above the Peer Group average supported by a higher yield cost spread. At March 31, 2013, THRD reported total assets of $716 million and a tangible equity-to-assets ratio of 11.0%. For the twelve months ended March 31, 2013, THRD reported net income equal to 0.78% of average assets. THRD had a market capitalization of $71 million at May 17, 2013.

•	Hampden Bancorp, Inc. of MA (“HBNK”) operates through 10 retail banking offices in western Massachusetts. Assets were funded with a lower level of deposits and a higher level of borrowed funds, reflecting a tangible equity ratio similar to the Peer Group average. Earning assets were mainly concentrated in investment securities, as loans as a percent of assets fell below the Peer Group average. HBNK recorded the highest asset growth of all Peer Group members over the last twelve months, funded with additional deposits and borrowings, with the funds placed mostly into investment securities, but also loans. The loan portfolio reflects the highest concentration in MBS in comparison to the Peer Group companies individually, while the loan portfolio reflects a comparable level of diversification in comparison to the Peer Group averages. Asset quality ratios were the most favorable of all Peer Group members in terms of the NPA/Assets ratio, while reserve coverage ratios were lower than Peer averages. Earnings were slightly above the Peer Group average, supported by a modest level of loan loss provisions. At March 31, 2013, HBNK had total assets of $668 million and a tangible equity-to-assets ratio of 13.0%. For the twelve months ended March 31, 2013, HBNK reported earnings of 0.51% of average assets. HBNK had a market capitalization of $668 million at May 17, 2013.

•	Colonial Financial Serv. Of NJ (“COBK”) operates through 9 retail banking offices in southern New Jersey, in markets adjoining the Company’s primary market area. COBK’s balance sheet reflects the lowest loans/assets ratio and the highest investments/assets ratio of all the Peer Group companies, funded mostly by an above average level of deposits with limited use of borrowings in comparison to the Peer Group average. The loan portfolio composition reflects diversification into all areas of lending, although residential lending (inclusive of investment in MBS) represent the largest segment of the portfolio. Asset quality ratios for COBK were less favorable than the Peer Group in terms of NPAs/assets and the reserve coverage ratios. Moreover, loan loss provisions were higher and COBK reported a net loss over the recent twelve months period. At March 31, 2013, COBK reported total assets of $633 million and a tangible equity-to-assets ratio of 10.7%. For the twelve months ended March 31, 2013, COBK reported a net loss equal to 0.24% of average assets. COBK had a market capitalization of $52 million at May 17, 2013.

•	Naugatuck Valley Fin Corp of CT (“NVSL”) operates through 10 retail banking offices in south-central Connecticut. The balance sheet reflects a broadly similar asset and funding mix relative to the Peer Group average, with a slightly higher proportion of loans as a percent of assets. NVSL’s lending strategy is focused on residential and commercial lending, as well as construction/land and non-mortgage commercial loans, and operated with a more diversified loan portfolio than the Peer Group, overall. The ratio of NPAs/assets is above the average and median of the Peer Group, while reserve coverage ratios are also above the Peer Group ratios. NVSL reported an operating loss due to the elevated NPAs, which was a factor leading to the Consent Order entered into by the Company’s bank subsidiary in January 2012. At March 31, 2013, NVSL had total assets of $526 million and a tangible equity-to-assets ratio of 12.7%. For the twelve months ended March 31, 2013, NVSL reported a net loss equal to 2.44% of average assets. NVSL had a market capitalization of $50 million at May 17, 2013.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

•	Alliance Bancorp, Inc., of PA (“ALLB”) operates 9 branch offices in southeast Pennsylvania within the Philadelphia metropolitan area. Compared to the Peer Group averages, ALLB operates with a higher proportion of cash and equivalents (highest of the Peer Group), as well as a lower level of loans funded primarily be deposits. ALLB maintains a loan portfolio primarily focused on mortgage loans (both residential and commercial), which resulted in the second lowest risk-weighted assets-to-assets ratio of the Peer Group range. In terms of asset quality ratios, ALLB reported a lower NPA/Assets ratio then the Peer Group average, but the reserve coverage ratios were also lower than the Peer Group averages. Net income was higher than the Peer Group average, with earnings supported by lower provisions and operating expenses, as compared to the Peer Group averages. At March 31, 2013, ALLB reported total assets of $457 million and a tangible equity-to-assets ratio of 17.4%. For the twelve months ended March 31, 2013, ALLB reported earnings of 0.52% of average assets. ALLB had a market capitalization of $71 million at May 17, 2013.

•	Athens Bancshares Corp. of TN (“AFCB”) operates through 7 banking offices throughout southeast Tennessee. AFCB’s balance sheet reflects a similar asset and funding mix relative to the Peer Group average, with a slightly higher proportion of deposits and lower proportion of borrowings as a percent of assets. AFCB’s loan portfolio composition compared closely to the Peer Group averages, with the exception of the higher investment in construction/land loans. Asset quality ratios, including reserve coverage ratios are more favorable than the Peer Group averages. Net income was the highest of all the Peer Group companies, which was the result of higher net interest income, supported by higher spreads and a high level of non-interest income. At March 31, 2013, AFCB reported total assets of $296 million and a tangible equity-to-assets ratio of 15.5%. For the twelve months ended March 31, 2013, AFCB reported net income of 0.89% of average assets. AFCB had a market capitalization of $41 million at May 17, 2013.

•	Wolverine Bancorp, Inc. of MI (“WBKC”) operates out of five offices in Central Michigan. WBKC reported the highest loans/assets ratio and the highest equity/assets ratio of all Peer Group companies, while also reporting a high level of borrowed funds. WBKC was more profitable than the Peer Group, reporting a higher net interest income ratio and stronger non-operating income ratio than the Peer Group averages and medians. WBKC had the highest concentration of commercial real estate/multi-family mortgage loans of any Peer Group company, contributing to a high risk-weighted assets-to-assets ratio. WBKC’s NPA/Assets ratios fell below the averages and medians of the Peer Group, while the reserve coverage ratios were above the Peer Group averages and medians. As of March 31, 2013, WBKC had total assets of $290 million and a tangible equity-to-assets ratio of 21.7%. For the twelve months ended March 31, 2013, WBKC reported earnings of 0.62% of average assets. WBKC had a market capitalization of $46 million at May 17, 2013.

•

Central Federal Corp. of OH (“CFBK”) operates out of four offices throughout central and eastern Ohio. CFBK reported a higher ratio of loans as a percent of assets than the Peer Group average and median, funded by the higher deposits and lower borrowings as a percent of assets, in comparison to the Peer Group averages. CFBK realized asset shrinkage over the last twelve months in order to increase equity ratios in the face of high net losses. The Company’s bank subsidiary is under a Cease and Desist Order, issued May 2011, which provides for specific IMCRs. Portfolio loans are more heavily concentrated in commercial mortgage and non-mortgage loans in comparison to the Peer Group, which resulted in a high risk-weighted assets-to-assets ratio. CFBK

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

reported a high level of NPAs in comparison to the Peer Group. CFBK reported a net loss of 1.71% of average assets due to a low spread, coupled with elevated provisions and high operating expenses. At March 31, 2013, CFBK reported total assets of $216 million and a tangible equity-to-assets ratio of 10.5%. CFBK had a market capitalization of $24 million at May 17, 2013.

•	First Fed of N. Michigan of MI (“FFNM”) operates eight offices in northern Michigan and is the smallest of the Peer Group companies in terms of asset size. The asset base was funded with a higher level of borrowed funds and lower deposits than the Peer Group, and also reported an equity/assets ratio slightly below the Peer Group. FFNM was one of the four Peer Group companies to report a net loss over the past twelve months, at a level below the Peer Group average and median, as FFNM’s operating expense ratio is at the upper end of the Peer Group range. The loan portfolio was concentrated in 1-4 family loans (inclusive of MBS), resulting in a lower than average risk-weighted assets-to-assets ratio. Asset quality measures were generally comparable to the Peer Group, although FFNM has less favorable reserve coverage ratios. As of March 31, 2013, FFNM had total assets of $213 million and a tangible equity-to-assets ratio of 11.4%. For the twelve months ended March 31, 2013, FFNM reported a net loss of 0.35%. FFNM had a market capitalization of $13 million at May 17, 2013, the lowest among the Peer Group companies.

In the aggregate, the Peer Group companies maintain a slightly higher tangible equity level, in comparison to the industry median (12.74% of assets versus 11.66% for all non-MHC public companies) and generate a lower level of core profitability (0.03% of average assets for the Peer Group versus 0.36% of average assets for all non-MHC public companies). The Peer Group companies reported a minimal median core ROE, whereas all non-MHC public companies have a higher median core ROE than the Peer Group (0.22% for the Peer Group versus 2.81% for all non-MHC public companies). Overall, the Peer Group’s pricing ratios were at a discount to all full stock publicly traded thrift institutions on both a P/TB and core P/E basis.

	All Non-MHC Public-Thrifts		Peer Group
Financial Characteristics (Medians)
Assets ($Mil)	$817		$492
Market Capitalization ($Mil)	$93		$48
Tangible Equity/Assets (%)	11.66%		12.74%
Core Return on Average Assets (%)	0.36%		0.03%
Core Return on Average Equity (%)	2.81%		0.22%
Pricing Ratios (Medians)(1)
Price/Core Earnings (x)	20.33	x	19.63	x
Price/Tangible Book (%)	94.74%		82.53%
Price/Assets (%)	12.13%		10.47%

(1)	Based on market prices as of May 17, 2013.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The thrifts selected for the Peer Group were relatively comparable to Delanco Bancorp in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between Delanco Bancorp and the Peer Group on average, there are some notable differences that lead to valuation adjustments. In this regard, the requirement to select publicly traded companies necessarily resulted in peer group companies which are larger than the Company and which have greater liquidity in their stock. The following comparative analysis highlights key similarities and differences between Delanco Bancorp and the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Delanco Bancorp and the Peer Group, reflecting balances as of March 31, 2013, for the Company and as of March 31, 2013, or the most recent date available for the Peer Group, respectively. On a reported basis, Delanco Bancorp’s equity-to-assets ratio of 8.8% was below the Peer Group’s median equity-to-assets ratio of 12.8%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.8% and 12.8%, respectively, with the Peer Group reporting a limited intangible assets balance while the Company did not have any intangible assets.

The Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity and tangible equity ratio that is expected to remain below the Peer Group’s ratios (i.e., in a range of 10.7% to 11.9%). As a result of the Second Step Conversion, the increase in Delanco Bancorp’s pro forma equity position will enhance the ability to address the high level of NPAs which management believes will facilitate the restoration of profitable operations. At the same time, the Company’s capital remains at risk given the level of NPAs and in view of the uncertainties with respect to a weak local economy, the strength and duration of an economic recovery, and the related recovery of real estate values. Important from the perspective of the valuation, the Peer Group is subject to these same risks given their high level of NPAs and likely, as a result, recent history of loan loss provisions and weak earnings or losses.

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects a broad similarity in terms of the proportion of loans, as Delanco Bancorp’s ratio of loans/assets of 68.3% was only slightly below the Peer Group median ratio of 72.8%. At the same time, Delanco Bancorp’s level of cash and investments equal to 22.6% of assets was slightly above the comparable Peer Group median of 18.0%. Overall, Delanco Bancorp’s interest-earning assets amounted to 90.9% of assets which was similar to the Peer Group’s

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2013

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
	Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Delanco Bancorp, Inc.
March 31, 2013	5.2%	17.4%	0.1%	68.3%	90.4%	0.0%	0.0%	8.8%	0.0%	8.8%	-3.64%	19.14%	-11.08%	-3.75%	NA	-2.96%	-2.96%	7.79%	7.79%	14.67%
All Public Companies
Averages	6.3%	21.2%	1.8%	66.4%	74.7%	10.2%	0.4%	13.4%	0.8%	12.6%	4.39%	0.94%	5.13%	5.61%	-5.38%	2.67%	2.36%	12.69%	12.55%	21.61%
Medians	4.8%	17.8%	1.9%	68.7%	75.5%	8.6%	0.0%	12.8%	0.1%	11.7%	-0.23%	-2.98%	2.47%	0.79%	-8.18%	1.54%	1.24%	12.10%	11.95%	20.18%
State of NJ
Averages	3.9%	26.6%	2.4%	62.7%	74.2%	11.6%	0.2%	12.9%	1.1%	11.9%	2.74%	-1.56%	4.76%	4.10%	-7.88%	1.17%	1.16%	14.28%	14.28%	22.49%
Medians	3.0%	21.8%	2.2%	66.8%	75.4%	10.0%	0.0%	12.4%	0.3%	11.1%	0.94%	-4.00%	1.96%	1.40%	-9.12%	0.25%	0.25%	14.46%	14.46%	21.33%
Comparable Recent Conversions(1)
CHFN Charter Financial Corp. of GA	10.5%	18.9%	3.3%	57.8%	77.5%	7.8%	0.0%	13.8%	0.5%	13.3%	-11.90%	-4.88%	-8.96%	-12.16%	-26.36%	2.23%	2.74%	12.16%	12.16%	19.22%
Comparable Group
Averages	8.2%	15.5%	2.0%	70.7%	75.6%	9.1%	0.5%	13.8%	0.1%	13.7%	-1.91%	-9.61%	2.58%	-1.71%	-2.87%	-3.91%	-3.80%	10.83%	10.83%	18.83%
Medians	7.4%	10.6%	2.2%	72.8%	77.3%	8.5%	0.0%	12.8%	0.0%	12.8%	-1.21%	-3.71%	2.13%	-0.41%	0.00%	-3.47%	-3.47%	10.47%	10.47%	17.90%
Comparable Group
ALLB Alliance Bancorp, Inc. of PA	23.9%	9.7%	2.7%	60.5%	80.6%	0.6%	0.0%	17.4%	0.0%	17.4%	-5.48%	-10.65%	-0.11%	-5.89%	-6.27%	-3.86%	-3.86%	NA	NA	NA
AFCB Athens Bancshares Corp. of TN	10.3%	10.6%	3.2%	72.8%	81.4%	1.5%	0.0%	15.6%	0.1%	15.5%	0.56%	-8.35%	3.18%	2.45%	-2.40%	-9.12%	-9.03%	13.46%	13.46%	22.00%
CFBK Central Federal Corp. of OH	7.9%	7.6%	2.1%	78.1%	78.0%	7.8%	2.4%	10.6%	0.0%	10.5%	-10.35%	-60.66%	19.71%	-18.83%	5.80%	NM	NM	NA	NA	NA
COBK Colonial Financial Serv. of NJ	1.0%	46.3%	2.3%	47.0%	87.6%	1.3%	0.0%	10.7%	0.0%	10.7%	-0.90%	-4.28%	1.08%	-1.59%	NM	-4.89%	-4.89%	9.93%	9.93%	20.36%
FFNM First Fed of N. Michigan of MI	0.9%	27.0%	2.1%	64.7%	74.3%	13.5%	0.0%	11.5%	0.1%	11.4%	-1.51%	-2.41%	-1.30%	4.68%	-25.05%	-2.88%	-2.37%	10.47%	10.47%	17.66%
HBNK Hampden Bancorp, Inc. of MA	6.9%	22.3%	2.5%	65.9%	71.6%	14.3%	0.0%	13.0%	0.0%	13.0%	9.24%	11.76%	8.90%	9.79%	18.36%	-0.80%	-0.80%	NA	NA	NA
NVSL Naugatuck Valley Fin Crp of CT (2)	4.4%	10.5%	1.9%	79.9%	76.5%	9.1%	0.0%	12.7%	0.0%	12.7%	-8.08%	5.05%	-10.69%	-1.94%	-32.40%	-19.27%	-19.25%	9.79%	9.79%	16.22%
SVBI Severn Bancorp, Inc. of MD (2)	11.0%	4.8%	0.0%	77.8%	70.3%	13.5%	2.8%	12.8%	0.0%	12.8%	-5.39%	-0.53%	-4.96%	-8.18%	0.00%	2.89%	2.90%	NA	NA	NA
THRD TF Fin. Corp. of New town PA	6.8%	14.3%	2.7%	72.8%	79.8%	7.6%	0.0%	11.6%	0.6%	11.0%	3.26%	-3.14%	6.14%	1.62%	15.99%	6.21%	6.58%	10.50%	10.50%	17.90%
WBKC Wolverine Bancorp, Inc. of MI	8.8%	1.6%	0.0%	87.2%	56.0%	21.3%	0.0%	21.7%	0.0%	21.7%	-0.45%	-22.89%	3.86%	0.78%	0.11%	-3.47%	-3.47%	NA	NA	NA

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
(2)	As of December 31, 2012.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

median ratio of 90.8%. Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into shorter term investment securities, increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

Delanco Bancorp’s funding liabilities currently reflect a lower level of borrowed funds and a higher level of funding through deposits. Specifically, the ratio of deposits/assets equaled 90.4% for the Company versus the median of 77.3% for the Peer Group, and while the Company did not have borrowings, borrowed funds equaled 8.5% (inclusive of subordinated debt) for the Peer Group. Total IBL maintained as a percent of assets equaled 90.4% and 85.8% for Delanco Bancorp and the Peer Group, respectively, reflecting the Company’s lower equity position, before the completion of the Second Step Conversion. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

A key measure of balance sheet strength for a financial institution is the IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 100.6% is below the Peer Group’s median ratio of 105.8%. The shortfall for the Company reflects several factors including its lower capital ratio and significant non-interest earnings assets on its balance sheet including significant balances of OREO (1.9% of assets), fixed assets (5.3% of assets) and BOLI (0.1% of assets). The additional equity realized from stock proceeds will increase the Company’s IEA/IBL ratio relative to the Peer Group, as the net proceeds realized from Delanco Bancorp’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

The rates of change in key balance sheet aggregates over the last twelve months by the Company and the Peer Group were relatively modest. During this period, the Company recorded a modest asset decline of 3.64% versus an asset decline of 1.21% recorded by the Peer Group based on the median. Reductions in assets for Delanco Bancorp were sustained through a declining loan balance (11.08%), which was partially mitigated by a 19.14% increase in cash and investments, while the Peer Group reported a decline in cash and investments (3.71%), but reported a modest increase in loans (2.13%).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

The asset shrinkage for Delanco Bancorp was enabled by a 3.75% reduction in deposit balances. Similarly, asset shrinkage for the Peer Group was supported by a modest decline in deposits, while funds generated from the Peer Group’s shrinking earning asset portfolios were utilized to pay down borrowings for many of the Peer Group members. The Company’s equity decreased by 2.96%, during the twelve month period, which was slightly less than the 3.47% reduction of equity for the Peer Group. Both the Company’s and Peer Group’s equity have been impacted by low or negative earnings given the selection criteria employed. Reversing the recent trend of capital erosion for both Delanco Bancorp and the Peer Group will be primarily dependent on reducing loan loss provisions, operating expenses related to OREO, and improving asset quality, which will facilitate earnings improvement.

Income and Expense Components

Table 3.3 shows comparative income statement measures for the Company and the Peer Group, reflecting earnings for the twelve months ended March 31, 2013, or the most recent date available for the Peer Group. Delanco Bancorp reported an operating loss equal to 0.25% of average assets versus a net loss equal to 0.10% of average assets for the Peer Group based on the average, and positive income equal to 0.45% based on the median. Within the income statement, Delanco Bancorp reported a lower net interest income ratio, lower non-interest income and net non-operating losses compared to the Peer Group medians, which were partially offset by the Company’s tax benefits. Delanco Bancorp’s loan loss provisions and operating expenses were relatively similar to the Peer Group, as they fell in between the averages and medians of the Peer Group.

The Company’s interest income to average assets, as well as the ratio of interest expense to average assets both fell below the Peer Group’s averages and medians. Overall, the Company’s ratio of net interest income to average assets, equal to 3.12%, was slightly lower than the Peer Group’s average and median ratios of 3.14% and 3.20%, respectively. The Company’s lower interest income ratio is primarily due to the lower loans/assets ratio than maintained by the Peer Group, along with the lower yield on interest-earning assets and higher NPAs. The lower ratio of interest expense to average assets reflects the Company’s restricted deposit growth in order to reduce the cost of funds and also the Peer Group’s supplemental funding with higher cost borrowings to fund assets.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings than the Company’s, with such income amounting to 0.26% and 0.64%, respectively. Historically, the Company has had relatively modest levels of fee generating activities, primarily due to a high concentration of CDs in the deposit portfolio that do not

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2013

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Delanco Bancorp, Inc.
March 31, 2013		-0.25%	3.93%	0.82%	3.12%	0.49%	2.63%	0.00%	0.00%	0.26%	0.26%	3.18%	0.00%	-0.12%	0.00%	4.22%	0.92%	3.30%	$5,883	-39.25%
All Public Companies
Averages		0.51%	3.89%	0.84%	3.05%	0.37%	2.68%	0.04%	-0.07%	0.72%	0.70%	3.02%	0.02%	0.46%	0.00%	4.16%	0.99%	3.17%	$5,624	29.61%
Medians		0.56%	3.88%	0.80%	3.05%	0.21%	2.81%	0.00%	-0.01%	0.61%	0.57%	2.78%	0.00%	0.12%	0.00%	4.13%	0.94%	3.15%	$4,819	30.29%
State of NJ
Averages		0.35%	3.67%	0.86%	2.82%	0.57%	2.24%	0.00%	-0.06%	0.46%	0.40%	2.15%	0.01%	0.06%	0.00%	4.01%	1.03%	2.98%	$7,811	31.15%
Medians		0.50%	3.57%	0.81%	2.81%	0.27%	2.47%	0.00%	-0.01%	0.47%	0.41%	2.07%	0.00%	0.07%	0.00%	3.90%	1.06%	3.25%	$6,484	35.74%
Comparable Recent Conversions(1)
CHFN	Charter Financial Corp. of GA	0.46%	4.48%	0.99%	3.48%	0.42%	3.07%	0.04%	0.00%	1.02%	1.06%	3.70%	0.05%	0.14%	0.00%	5.35%	1.23%	4.12%	$3,535	11.37%
Comparable Group
Averages		-0.10%	4.06%	0.92%	3.14%	0.64%	2.51%	0.07%	-0.13%	0.71%	0.66%	3.27%	0.01%	0.22%	0.00%	4.31%	1.08%	3.23%	$4,315	35.48%
Medians		0.45%	4.13%	0.87%	3.20%	0.46%	2.92%	0.00%	-0.08%	0.64%	0.57%	3.13%	0.00%	0.20%	0.00%	4.43%	1.04%	3.26%	$4,135	34.89%
Comparable Group
ALLB	Alliance Bancorp, Inc. of PA	0.52%	3.64%	0.64%	3.00%	0.20%	2.80%	0.00%	0.00%	0.34%	0.34%	2.48%	0.00%	-0.17%	0.00%	3.89%	0.79%	3.10%	$4,765	27.37%
AFCB	Athens Bancshares Corp. of TN	0.89%	4.90%	0.85%	4.04%	0.38%	3.66%	0.00%	0.00%	1.84%	1.84%	4.13%	0.03%	0.00%	0.00%	5.22%	1.04%	4.18%	$2,926	33.66%
CFBK	Central Federal Corp. of OH	-1.71%	3.11%	1.08%	2.03%	0.56%	1.47%	0.01%	-0.27%	0.75%	0.48%	3.88%	0.02%	0.23%	0.00%	3.32%	1.18%	2.13%	$3,491	NM
COBK	Colonial Financial Serv. of NJ	-0.24%	3.27%	0.80%	2.46%	0.84%	1.62%	0.00%	-0.32%	0.90%	0.58%	2.66%	0.00%	0.02%	0.00%	3.45%	0.90%	2.55%	$5,809	44.87%
FFNM	First Fed of N. Michigan of MI	-0.35%	4.15%	0.70%	3.44%	0.53%	2.92%	0.27%	-0.03%	0.61%	0.84%	3.91%	0.06%	0.28%	0.00%	4.46%	0.80%	3.66%	$2,596	NM
HBNK	Hampden Bancorp, Inc. of MA	0.51%	3.85%	0.88%	2.97%	0.05%	2.92%	0.00%	0.00%	0.48%	0.48%	2.73%	0.00%	0.17%	0.00%	4.05%	1.03%	3.02%	$5,856	38.66%
NVSL	Naugatuck Valley Fin Crp of CT(2)	-2.44%	4.35%	0.97%	3.38%	2.73%	0.65%	0.41%	-0.09%	0.33%	0.65%	3.92%	0.00%	0.36%	0.00%	4.59%	1.15%	3.44%	$3,441	NM
SVBI	Severn Bancorp, Inc. of MD(2)	0.39%	4.43%	1.42%	3.01%	0.09%	2.92%	0.01%	-0.38%	0.99%	0.62%	3.12%	0.00%	0.23%	0.00%	4.76%	1.62%	3.14%	$6,001	41.85%
THRD	TF Fin. Corp. of New tow n PA	0.78%	4.11%	0.63%	3.48%	0.33%	3.14%	0.00%	-0.11%	0.66%	0.56%	2.75%	0.00%	0.10%	0.00%	4.39%	0.73%	3.66%	$4,447	27.09%
WBKC	Wolverine Bancorp, Inc. of MI	0.62%	4.82%	1.22%	3.60%	0.65%	2.95%	0.00%	-0.06%	0.24%	0.18%	3.14%	0.00%	0.96%	0.00%	4.95%	1.59%	3.37%	$3,822	34.89%

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
(2)	As of December 31, 2012.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

generate notable levels of fee income. Over the most recent fiscal year, however, the Company’s non-interest income increased due to an increase in rental income, as the Company started to collect rental payments from tenants of delinquent loan and OREO properties.

Delanco Bancorp’s operating expense ratio equaled 3.18% for the twelve months ended March 31, 2013, which fell in between the Peer Group median and average of 3.13% and 3.27%. As discussed in the financial analysis of the Company, while Delanco Bancorp has sought to reduce expenses and focus on controlling cost levels, expenses primarily related to the resolution of OREO properties, as well as loan expenses related to the collection of delinquent loans has represented a significant expense. In addition, over the past year, expenses related to real estate taxes and maintenance costs on delinquent loans and OREO properties, as well as selling costs, increased. While such expenses should diminish if Delanco Bancorp can reduce its classified assets to targeted levels, the costs of the stock-related benefit plans will partially mitigate the savings.

Delanco Bancorp’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 94.1% is less favorable than the Peer Group’s ratio of 81.5%, as the Company’s similar operating expenses were more than offset by its slightly lower net interest income and lower non-interest income. Loan loss provisions had a similar impact on the Company’s earnings as compared to the Peer Group median, with loan loss provisions equaling 0.49% and 0.46% of average assets, respectively. The Company’s level of loan loss provisions have declined in the most recent fiscal year as new loan delinquencies have been limited and the level of NPAs continues to diminish, albeit gradually.

Non-operating income/expense for the Company and the Peer Group were at minimal levels, equal to a non-operating loss of 0.12% of average assets for Delanco Bancorp, in comparison to the Peer Group’s average and median net non-operating gains of 0.22% and 0.20%, respectively. The Company’s non-operating expense consisted of loss on the sale of OREO.

Due to the Company’s fiscal year operating losses, the Company reported a tax benefit equal to 39.25% of pre-tax income. Three Peer Group companies reporting losses also were in a tax benefit position, but the majority of the Peer Group companies were profitable and reported an average tax rate in the range of 35%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Loan Composition

Table 3.4 presents data related to the comparative loan portfolio composition (including the investment in MBS). The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and MBS relative to the Peer Group median (59.50% of assets versus 36.24% of assets for the Peer Group). The Company’s higher ratio was attributable to the Company’s historical concentration on 1-4 lending, but is also reflective of the recent retrenchment from commercial lending. The Company did not report a balance of loans serviced for others or servicing assets, while six of ten Peer Group members reported a balance of loans serviced for others and five of the Peer Group companies maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group compared to the Company, as the ratio of such loans equaled 33.12% versus 11.32% for the Company. The majority of the Company’s and the Peer Group’s higher risk lending is in commercial real estate and multi-family loans, which shows a lower concentration for the Company at 9.58% of assets versus 24.87% of assets for the Peer Group. The Company’s level of other high risk weighted loans including construction, commercial non-mortgage and consumer loans were also lower than the Peer Group average and median ratios, which is also reflected in the Company’s lower risk weighted assets-to-assets ratio of 57.65% versus the Peer Group’s average and median ratios of 70.53% and 65.86%.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less favorable in comparison to the Peer Group. As shown in Table 3.5, the Company’s NPAs/assets and NPLs/loans ratios equaled 6.82% and 7.18%, respectively, versus comparable median measures of 4.23% and 4.85% for the Peer Group. Additionally, reserves as a percentage of NPLs, NPAs, and loans were lower for the Company at 16.28%, 11.70%, and 1.17% than the comparable Peer Group medians of 46.68%, 38.33%, and 1.84%, respectively. Net loan charge-offs as a percent of loans were also higher for the Company, equaling 0.87% of loans for the Company versus 0.34% of loans for the Peer Group.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group on a pre-offering basis. In terms of balance sheet

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2013

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Delanco Bancorp, Inc.		1.58%	57.92%	0.10%	9.58%	0.90%	0.74%	57.65%	$0	$0
All Public Companies
Averages		12.50%	33.18%	2.91%	23.86%	4.15%	1.66%	62.49%	$1,374,817	$12,578
Medians		10.83%	31.28%	2.12%	22.55%	3.03%	0.31%	62.15%	$31,375	$271
State of NJ
Averages		17.09%	32.12%	1.62%	26.51%	2.78%	0.29%	58.20%	$221,587	$1,575
Medians		14.00%	32.16%	1.36%	25.15%	2.54%	0.14%	57.98%	$1,100	$2
Comparable Recent Conversions(1)
CHFN	Charter Financial Corp. of GA	15.61%	11.70%	4.47%	38.18%	3.32%	2.22%	67.29%	$14,863	$0
Comparable Group
Averages		7.17%	34.64%	4.96%	26.78%	4.35%	1.22%	70.53%	$59,972	$352
Medians		4.73%	31.51%	4.08%	24.87%	3.86%	0.31%	65.86%	$37,460	$13
Comparable Group
ALLB	Alliance Bancorp, Inc. of PA	1.48%	27.69%	2.99%	27.93%	1.93%	1.13%	54.45%	$0	$0
AFCB	Athens Bancshares Corp. of TN	4.11%	33.11%	7.73%	25.48%	4.13%	4.02%	64.70%	$120,460	$0
CFBK	Central Federal Corp. of OH	3.77%	29.53%	2.10%	36.03%	13.18%	0.21%	101.66%	$9,890	$26
COBK	Colonial Financial Serv. of NJ	14.09%	27.89%	1.22%	14.87%	3.58%	0.18%	51.73%	$0	$0
FFNM	First Fed of N. Michigan of MI	14.67%	34.11%	5.16%	21.12%	4.23%	0.54%	63.56%	$139,600	$980
HBNK	Hampden Bancorp, Inc. of MA	21.07%	28.31%	2.67%	24.18%	6.37%	5.12%	67.70%	$65,030	$0
NVSL	Naugatuck Valley Fin Crp of CT(2)	7.09%	45.62%	5.36%	24.25%	5.96%	0.22%	67.01%	$134,840	$1,157
SVBI	Severn Bancorp, Inc. of MD(2)	0.05%	36.73%	12.47%	27.11%	1.67%	0.12%	92.62%	$0	$305
THRD	TF Fin. Corp. of New town PA	5.35%	53.55%	1.58%	17.67%	0.73%	0.25%	61.79%	$129,900	$1,053
WBKC	Wolverine Bancorp, Inc. of MI	0.00%	29.90%	8.27%	49.11%	1.71%	0.37%	80.12%	$0	$0

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
(2)	As of December 31, 2012.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2013 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (1)	Rsrves/ Loans	Rsrves/ NPLs (1)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Delanco Bancorp, Inc.		1.92%	6.82%	7.18%	1.17%	16.28%	11.70%	$768	0.87%
All Public Companies
Averages		0.45%	2.91%	3.57%	1.50%	64.87%	46.32%	$868	0.32%
Medians		0.15%	1.96%	2.56%	1.28%	47.80%	41.14%	$334	0.20%
State of NJ
Averages		0.48%	3.24%	4.18%	1.25%	50.39%	38.30%	$1,240	0.44%
Medians		0.14%	2.59%	3.09%	1.35%	44.49%	32.10%	$750	0.20%
Comparable Recent Conversions(2)
CHFN	Charter Financial Corp. of GA	0.26%	0.66%	0.79%	1.87%	237.67%	147.49%	$4,480	1.03%
Comparable Group
Averages		0.66%	4.78%	5.90%	2.06%	44.12%	37.41%	$1,026	0.72%
Medians		0.56%	4.23%	4.85%	1.84%	46.68%	38.33%	$306	0.34%
Comparable Group
ALLB	Alliance Bancorp, Inc. of PA	0.44%	3.57%	4.45%	1.61%	38.91%	29.85%	$530	0.76%
AFCB	Athens Bancshares Corp. of TN	0.20%	3.07%	3.85%	2.07%	53.79%	50.20%	$61	0.11%
CFBK	Central Federal Corp. of OH	0.68%	4.91%	5.24%	3.25%	62.08%	53.52%	$391	-0.30%
COBK	Colonial Financial Serv. of NJ	0.85%	5.84%	10.48%	1.35%	12.91%	11.03%	$109	0.15%
FFNM	First Fed of N. Michigan of MI	1.13%	4.74%	6.31%	1.20%	19.04%	16.62%	$219	0.62%
HBNK	Hampden Bancorp, Inc. of MA	0.22%	2.21%	2.99%	1.18%	39.56%	35.65%	$220	-0.04%
NVSL	Naugatuck Valley Fin Crp of CT(3)	0.14%	5.01%	6.10%	3.33%	56.53%	54.96%	$2,020	1.84%
SVBI	Severn Bancorp, Inc. of MD(3)	1.75%	12.37%	13.81%	2.61%	18.60%	16.59%	$6,002	3.49%
THRD	TF Fin. Corp. of New town PA	1.00%	2.37%	1.80%	1.26%	72.13%	41.01%	$699	0.53%
WBKC	Wolverine Bancorp, Inc. of MI	0.16%	3.72%	3.97%	2.69%	67.65%	64.71%	$7	0.01%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
(3)	As of December 31, 2012.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2013 or Most Recent Date Available

		Balance Sheet Measures
		Tangible		Non-Earn.	Quarterly Change in Net Interest Income
Institution		Equity/ Assets	IEA/ IBL	Assets/ Assets	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Delanco Bancorp, Inc.		8.8%	100.6%	9.1%	2	-4	-3	-8	1	-16
All Public Companies		12.3%	107.5%	6.0%	-6	-3	-2	-1	-4	2
State of NJ		11.9%	108.5%	6.8%	-5	-2	-1	-3	-1	1
Comparable Recent Conversions(1)
CHFN	Charter Financial Corp. of GA	13.3%	102.1%	12.8%	NA	NA	-12	2	38	37
Comparable Group
Average		13.7%	111.0%	5.7%	-7	-1	2	-4	-3	-3
Median		12.8%	109.3%	6.0%	-12	-7	8	-7	-5	-2
Comparable Group
ALLB	Alliance Bancorp, Inc. of PA	17.4%	116.0%	5.8%	1	-5	18	-13	-6	-14
AFCB	Athens Bancshares Corp. of TN	15.5%	113.0%	6.3%	-11	7	12	-10	-4	9
CFBK	Central Federal Corp. of OH	10.5%	106.1%	6.4%	32	-16	-3	1	-3	-11
COBK	Colonial Financial Serv. of NJ	10.7%	106.0%	5.7%	-17	-9	7	-14	-11	-29
FFNM	First Fed of N. Michigan of MI	11.4%	105.5%	7.4%	-5	-19	0	-4	-7	1
HBNK	Hampden Bancorp, Inc. of MA	13.0%	110.7%	4.9%	-13	-13	-12	-12	-5	4
NVSL	Naugatuck Valley Fin Crp of CT(2)	12.7%	110.7%	5.2%	NA	4	8	-15	2	-4
SVBI	Severn Bancorp, Inc. of MD(2)	12.8%	107.9%	6.5%	NA	42	-32	11	-4	-6
THRD	TF Fin. Corp. of New town PA	11.0%	107.5%	6.1%	-22	-11	11	14	-15	7
WBKC	Wolverine Bancorp, Inc. of MI	21.7%	126.1%	2.5%	-22	12	12	-2	24	13

NA=Change is greater than 100 basis points during the quarter.

(1)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.
(2)	As of December 31, 2012.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

composition, Delanco Bancorp’s interest rate risk characteristics were considered to be less favorable than the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were lower than the comparable Peer Group ratios. Moreover, the Company’s non-interest earning assets were above the Peer Group average. On a pro forma basis, the infusion of stock proceeds should improve the Company’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in the Company’s equity-to-assets and IEA/IBL ratios. At the same time, the modest level of capital raised will limit the improvement in comparison to the Peer Group.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Delanco Bancorp and the Peer Group. In general, the fluctuations in the Company’s ratios were similar to those experienced by the Peer Group, implying that the interest rate risk associated with the Company’s net interest income was similar in comparison to the Peer Group, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Delanco Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Delanco Bancorp. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines as reissued by the Office of the Comptroller of the Currency and which are relied upon by the Federal Reserve Board, as well as the Federal Deposit Insurance Corporation specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and, (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Section III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Delanco Bancorp’s operations and financial condition; (2) monitor Delanco Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Delanco Bancorp’s stock specifically; and, (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the Offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Delanco Bancorp’s value, or Delanco Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•	Overall A/L Composition. In comparison to the Peer Group, the Company’s IEA composition was broadly similar, but, reflected a slightly lower concentration of loans and a slightly higher concentration of cash and investments. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group. Overall, the Company reported a higher percentage of its loan portfolio in residential lending (inclusive of investment in MBS). Due to this greater concentration in residential lending, Delanco Bancorp reported a lower risk weighted assets-to-assets ratio in comparison to the Peer Group’s median ratio. Overall, in comparison to the Peer Group, the Company’s IEA composition provided for a lower yield earned on IEA. The Company’s IBL cost was relatively comparable to the Peer Group’s cost of funds and the respective funding bases of the Company and the Peer Group were broadly similar. Overall, the Company maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company of 100.6% for the Company, as compared to 105.8% for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio can be improved, but still fall short of the Peer Group’s ratio.

•	Credit Quality. Key credit quality measures for Delanco Bancorp were less favorable than the Peer Group. Specifically, the ratio of REO/assets, NPAs/assets and NPLs/loans were significantly higher than the comparable Peer Group ratios. Moreover, reserve coverage as reflected in the loan loss reserves as a percent of loans, NPLs, and NPAs were less favorable for the Company, as well. Net loan charge-offs as a percent of loans for the Company were above the average and median of the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s median ratio.

•	Balance Sheet Liquidity. The Company operated with a slightly higher level of cash and investment securities relative to the Peer Group median ratio. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into shorter term investment securities while the Bank’s portion of the proceeds will also be deployed into investments pending the longer term reinvestment into loans. The Company’s future borrowing capacity was considered to be more than the Peer Group, given the high level of deposits and absence of borrowings needed to fund the Company’s assets. Overall, RP Financial concluded that pro forma balance sheet liquidity was a positive factor in our adjustment for financial condition.

•	Funding Liabilities. The Company’s IBL composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, with the Company maintaining a slightly lower cost of funds than the Peer Group. Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable to Delanco Bancorp’s lower capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets and the IEA/IBL ratio will improve.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•	Tangible Equity. The Company currently operates with a lower tangible equity ratio to the Peer Group average and median. Following the stock offering, Delanco Bancorp’s pro forma tangible equity position will increase, but remain below the Peer Group, which will continue to result in less leverage potential, more dependence on interest-bearing liabilities to fund assets, and less capacity to absorb unanticipated losses.

On balance, Delanco Bancorp’s balance sheet financial condition was considered to be less favorable than the Peer Group’s balance sheet, particularly in consideration of the less favorable credit quality ratios (both the level of NPAs and the less favorable reserve coverage ratios). Accordingly, we have applied a moderate downward adjustment for the Company’s financial condition relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Earnings. Delanco Bancorp reported a net operating loss of 0.25% of average assets relative to the Peer Group’s median net income of 0.45% of average assets and average net loss of 0.10% of average assets, for the most recent twelve month period. The Company’s recent history of operating losses is primarily attributable to elevated provisions and operating expenses related to the ongoing credit quality issues and weakened net interest margins caused by the elevated level of NPAs. The Company expects that the level of loan loss provisions and operating expense will be lower in the future and the business plan indicates that profitable operations are expected by fiscal 2015. At the same time, the Company has reported operating losses in three of the last five fiscal years. Moreover, future earnings may likely be dependent upon continuing improvement in the Company’s credit-quality ratios and an improving local economy. A total of four of the ten Peer Group companies reported losses on a core basis while the remaining five were profitable. Like Delanco Bancorp, key factors impacting the Peer Group’s future profitability may likely include asset quality trends and the strength of any economic recovery in their respective regional markets.

•	Interest Rate Risk. Quarterly changes in the net interest income ratio for the Company and Peer Group indicated a similar degree of volatility. Other measures of interest rate risk, such as the tangible equity ratio and the Company’s IEA/IBL ratio were less favorable than the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with improved equity-to-assets and IEA/IBL ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into IEA.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•	Credit Risk. Loan loss provisions were a similar factor in the Company’s and Peer Group’s profitability. In terms of future exposure to credit quality related losses, the Company maintained a slightly lower concentration of assets in loans and less lending diversification into higher credit risk loans, which resulted in a lower risk weighted assets-to-assets ratio than the Peer Group’s median ratio. NPAs and NPLs were higher for the Company compared to the Peer Group while the reserve coverage ratios (i.e., loan loss reserves in relation to loans, NPAs, and NPLs) were less favorable, all of which are indicative of the Company’s less favorable credit quality.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. Other factors impacting the Company’s earnings growth potential include future reductions in core operating costs as asset quality improves – the Peer Group also stands to benefit from lower costs to the extent their asset quality improves. Importantly, in contrast to many company’s recently completed standard and second step conversion offerings, the Company’s capital ratio will remain below the Peer Group average and median, which will limit the Company’s growth and leverage potential. On balance, the Company’s ability to increase earnings will be challenged in comparison to the Peer Group by its relatively small size and limited ability to increase assets significantly (both as a result of the small capital base and cost of adding management/staff to effectively manage the growth and diversification).

•	Return on Equity. Current operating losses for the Company have resulted in a negative ROE, reflecting erosion of Delanco Bancorp’s capital base. Likewise, the ROE measure for the Peer Group reflects modest operating returns based on the median and seven of the Peer Group companies reported a reduction in tangible capital levels on a trailing twelve month basis. The reversal of earnings to positive levels which would result in future capital increases for both the Company and the Peer Group continues to be highly dependent on stabilization of asset quality, as well as the strength and direction of the local economy and real estate market.

On balance, in evaluating Delanco Bancorp’s earnings, relative to the Peer Group, we have considered that the Company has reported operating losses in three of the last five fiscal years. Considering the historical track record of operating losses for the Company and the challenges Delanco Bancorp faces in expanding earnings in comparison to the Peer Group, in view of its pro forma capital position and small size, we applied a moderate downward adjustment for profitability, growth and viability of earnings.

3.	Asset Growth

Delanco Bancorp’s assets decreased at an annual rate of 3.64% during the most recent twelve month period, while the Peer Group’s assets decreased by a median of 1.21% over the same time period. Seven of the ten Peer Group companies reported shrinking assets. The Company’s asset shrinkage in the most recent period is attributable to an effort by management to maintain the Company’s regulatory capital ratios in the face of operating losses it has

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

experienced, in order to meet the regulatory IMCRs. At the same time, many of the Peer Group’s growth rates are also being impacted by a recessionary economic environment, high NPAs and operating losses or low earnings. On a pro forma basis, the Company’s tangible equity-to-assets ratio will improve, but remain below the Peer Group’s tangible equity-to-assets ratio, indicating less leverage capacity for the Company. On balance, a slight downward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Delanco Bancorp’s primary market area for deposits and loans is considered to be Burlington County and the southwestern New Jersey region where the Company maintains its two branch offices. Within these markets, the Company faces significant competition for loans and deposits from other financial institutions, including similarly sized community banks with a more focused market, along with larger institutions which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies also face numerous and/or larger competitors.

Demographic and economic trends and characteristics in the Company’s primary market area show some differences to the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population of Burlington County is between the average and the medians of the primary markets of the Peer Group. However, historical population growth rates in Burlington County reflect minimal growth of 0.1% over the 2010-2012 period versus higher growth for the Peer Group’s markets of 0.7% and 0.6% based on the average and median, respectively. Forecasted population growth rates are also less favorable for the Company’s markets based on projected growth of 0.3% for the 2012 to 2017 period, which is below the projected figure for the Peer Group equal to 1.0% and 0.7%, based on the average and median. Per capita income levels in Burlington County were higher than the Peer Group’s markets, indicating a more affluent population base. The deposit market share exhibited by the Company in Burlington County was lower than the Peer Group average and median, indicating a more competitive market within the Company’s primary market area. Unemployment rates for the markets served by the Peer Group companies were similar to Burlington County, with Burlington County’s unemployment rate of 8.5%, falling in between the average and median of 8.6% and 8.2%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

On balance, we concluded that no adjustment was appropriate for the Company’s market area.

5.	Dividends

Delanco Federal Savings Bank is currently precluded from paying a dividend to Delanco Bancorp under the terms of the Agreement, unless prior written approval is received from the OCC, and these restrictions are expected to remain in place following the completion of the Second Step Conversion. Until the Bank is released from the terms of the Agreement, the Company is not expected to pay a dividend, as 80% of the net conversion proceeds are being infused into the Bank leaving a limited balance of cash at the level of Delanco Bancorp. Accordingly, no dividends are expected to be paid by Delanco Bancorp over the near to intermediate term.

Four of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.80% to 1.46%. The median dividend yield on the stocks of the Peer Group institutions was 0.00% as of May 17, 2013, representing a median payout ratio of 13.69% of earnings. As of May 17, 2013, 69% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.23%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s dividend capacity will be enhanced by the Second Step Conversion and resulting increase in equity and the pro forma equity ratio. At the same time, the Company’s recent earnings history and the presence of the Agreement will restrict the Company’s capacity to pay a dividend until the Agreement’s termination or amendment. Taking the foregoing into account, we concluded that a slight downward adjustment was warranted for the dividends valuation parameter in comparison to the Peer Group.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $13.4 million to $88.4 million as of May 17, 2013, with average and median market values of $50.3 million and $48.4 million, respectively. The shares issued and outstanding to the public

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

shareholders of the Peer Group members ranged from 2.2 million to 15.8 million, with average and median shares outstanding of 5.8 million and 4.5 million, respectively. The Company’s Second Step Conversion offering is expected to provide for pro forma shares outstanding that will be less than the shares outstanding indicated for the Peer Group companies. The market capitalization of the Company at the midpoint of the offering range will be below the Peer Group average and median values. Unlike all of the Peer Group companies, the Company’s stock will continue to be quoted on the Over the Counter market following the Second Step Conversion offering. Overall, we anticipate that the Company’s stock will have a less liquid trading market as compared to the Peer Group companies, on average, and therefore, concluded a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Delanco Bancorp: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New Jersey; and, (D) the market for the public stock of Delanco Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

In terms of assessing general stock market conditions, the many of the broad stock market indices have trended upward with the S&P 500 and Dow Jones Industrial Indices reaching record highs. At the start of the fourth quarter of 2012, stocks traded up on some better-than-expected economic data including reports that manufacturing activity in September expanded for the first time since May, service sector activity expanded at a higher rate in September and the September unemployment rate dropped below 8.0% to a 44-month low of 7.8%. Stocks reversed course heading into mid-October, amid concerns about a slowing global economy and a disappointing start to the third quarter earnings season. Favorable readings for September retail sales and residential home construction contributed to a four day upturn in the broader stock market in mid-October, which was followed by a sell-off heading into late-October. Disappointing third quarter earnings reports posted by some “blue chip” stocks was noted as the primary factor driving the downturn. Some favorable readings on manufacturing activity and consumer confidence boosted stocks at the start of November, which was followed by a one-day sell-off despite the October employment report showing better-than-expected job growth. The broader market sell-off accelerated following the Presidential election, as investors began to focus on the looming “fiscal cliff” and more flare-ups in Europe’s debt crisis. The NASDAQ moved into correction territory in mid-November, closing down more than 10% from mid-September highs. Optimism that the U.S. budget impasse would be resolved prior to reaching the “fiscal cliff”, more signs that the recovery in the housing market was gaining momentum and a cease-fire between Israel and Hamas contributed to stock market gains heading into the second half of November. Indications that the Federal Reserve would continue to buy bonds in 2013 contributed to stock market gains in late-November. Stocks continued to trend higher into mid-December, as better-than-expected November reports for service sector activity and employment helped the DJIA erase post-election losses. Heading into the close of 2012, the DJIA climbed to a two-month high on signs of a compromise over the “fiscal cliff” stalemate. Stocks faltered in late-December, as budget negotiations stalled. However, signs of progress towards averting the “fiscal cliff” lifted the DJIA to its largest gain for the final trading day of the year.

Completion of a tax deal between Congress and the White House sent stocks soaring at the start of 2013. A December employment report that showed hiring remained steady further added to stock market gains in the first week of 2013. Some favorable economic readings and solid fourth quarter earning posted by some “blue chip” stocks helped to sustain the positive trend in stocks into late-January, as the DJIA moved to its highest close since October 2007. The DJIA closed above 14000 at the start of February, after jobs and manufacturing data indicated that the economy’s slow and stable recovery remained on track. Profit taking pulled the DJIA below 14000 the next day of trading, which was followed by a

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

narrow trading range for the broader stock market during the first full week of trading in February. Merger activity helped to propel the DJIA to a fresh five-year high in mid-February, which was followed by a one-day selloff heading into late-February. The selloff was prompted by inconclusive national election results in Italy and the increased likelihood of automatic U.S. government spending cuts kicking in. Stocks rebounded at the end of February and continued to rally through mid-March, as the DJIA closed higher for ten consecutive sessions including eight consecutive record highs. Some favorable reports on the economy and indications from the Federal Reserve that it would continue its bond buying program were factors that contributed to the rally. The rally ended when global markets stumbled on news of a problematic bailout of Cyprus’s financial services sector. Stocks were mixed heading into closing weeks of the first quarter, as investors reacted to the Federal Reserve’s reaffirmation of continued easy monetary policies and some blue chips reporting earnings that fell short of expectations. Growing investor confidence in the U.S. economic recovery helped stocks to close out the first quarter on an upswing.

Stocks pulled back at the start of the second quarter of 2013, as investors reacted to disappointing readings for manufacturing and service sector activity in March and the weaker-than-expected jobs report for March. The release of the Federal Reserve’s most recent policy meeting, which indicated that the Federal Reserve remained committed to easy monetary policy, fueled broader stock market gains heading into mid-April. Mixed first quarter earnings reports and growing concerns of a global economic slowdown provided for an up and down stock market during the second half of April, while a rally in technology stocks lifted the Standard & Poor’s 500 Index (“S&P 500”) to record highs at the end of April. The broader stock market rally continued during the first half of May, as the DJIA closed above 15000 for the first time and the S&P 500 closed at record highs for five consecutive sessions. Factors contributing to the rally were some strong earnings reports coming out of the technology sector, the April employment report showing stronger-than-expected job growth, expectations that stocks would continue to benefit from the Federal Reserve’s stimulus policies and a reading on consumer sentiment rose to its highest level in nearly six years. On May 17, 2013, the DJIA closed at 15354.40, an increase of 23.4% from one year ago and an increase of 14.5% year-to-date, and the NASDAQ Composite Index closed at 3498.97, an increase of 24.4% from one year ago and an increase of 12.4% year-to-date. The S&P 500 closed at 1667.47 on May 17, 2013, an increase of 27.8% from one year ago and an increase of 14.0% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

The market for thrift stocks has also generally shown a positive trend in recent quarters. Some September economic data that showed indications of an improving economy helped to boost thrift stocks at the start of the fourth quarter of 2012. Thrift stocks stabilized going into mid-October and then experienced a sell-off, as J.P. Morgan’s and Well Fargo’s third quarter earnings reports raised concerns of accelerating net interest margin contraction being experienced by financial institutions in general. An increase in residential home construction during September contributed to gains for the thrift sector in mid-October, which was followed by a slight pullback in the sector as investors reacted to mixed economic reports for third quarter GDP growth and pending sales of existing homes. Some favorable economic data boosted thrift stocks at the close of October and the start of November, which was followed by a downturn with the release of the October employment report. Thrift stocks participated in the broader market sell-off following the Presidential election, as investors turned their attention to the “fiscal cliff” and the possibility that it could trigger a recession in the first half 2013. Solid increases in existing home sales and home prices and a rally in the broader stock market boosted thrift stocks going into second half of November. Expectations that the Federal Reserve would continue its bond buying program to keep long-term interest rates low into 2013 provided a boost to thrift stocks at the close of November. Thrift stocks traded in a narrow range through the first half of December and then traded higher along with the broader stock market as investors focused on apparent progress in the lingering “fiscal cliff” negotiations. Following a slight pullback in late-December, thrift stocks rallied at yearend as lawmakers moved towards a budget compromise.

News that a deal that was reached to avoid the “fiscal cliff” contributed to thrift stock gains at the start of 2013. Thrift stocks traded in a narrow range through mid-January, as investors exercised caution ahead of the fourth quarter earnings season. The narrow trading range for the thrift sector continued through the end of January and the first week of February, amid mixed fourth quarter earnings reports in which a large portion of the thrift sector experienced net interest margin compression during the fourth quarter. Financial shares led the broader stock market higher in mid-February, as investors speculated that merger activity in the financial sector would pick-up in 2013. The growing threat of sequester cuts pushed thrift stocks lower in late-February, as lenders worried that already weak loan demand would be hurt by the across-the-board budget cuts. Thrifts stocks participated in the broader stock market rally that extended into mid-March, with favorable results of the Federal Reserve’s big bank stress tests and a better-than-expected employment report for February contributing to the upswing in thrift stocks. Heading into the second half of March, thrift stocks traded in a narrow range to close out the first quarter as the Federal Reserve announced that it was leaving its target interest rate unchanged and would continue its bond buying program.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Disappointing job growth reflected in the March employment report contributed to a decline in thrift stocks at the start of the second quarter of 2013. Thrift shares spiked higher on news that the Federal Reserve remained committed to its stimulus program and then declined in mid-April, as initial first quarter earnings reports posted by some of the large banks generally showed a continuation of net interest margin erosion. Thrift stocks strengthened in the second half of April, as financial stocks benefitted from favorable reports on the housing sector. The favorable employment report for April provided a boost to thrift stock in early-May, which was followed by a narrow trading into mid-May. Thrift stocks strengthened along with the broader stock heading into the second week of May. On May 17, 2013, the SNL Index for all publicly-traded thrifts closed at 607.9, an increase of 20.7% from one year ago and an increase of 5.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Table 4.1

Pricing Characteristics and After-Market Trends

Recent Conversions Completed in Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn. +Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of Public Off. Excl. Fdn.	Benefit Plans				Initial Div. Yield									First Trading Day		After First Week (3)		After First Month (4)
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form		ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.		P/TB	Core P/E		P/A	Core ROA	TE/ A	Core ROE	IPO Price		% Chge		% Chge		% Chge	Thru 5/17/13	% Chge
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard - Conversions
Westbury Bancorp, Inc. - WI*	4/10/13	WBB-NASDAQ	$533	9.04%	2.24%	61%	$50.9	100%	132%	4.8%	C/S	$491K/1%	8.1%	4.0%	10.1%	3.3%	0.00%	57.4%	145.8	x	9.1%	0.1%	15.8%	0.4%	$10.00	$13.55	35.5%	$13.60	36.0%	$13.32	33.2%	$13.51	35.1%
Averages - Standard Conversions:			$533	9.04%	2.24%	61%	$50.9	100%	132%	4.8%	N.A.	N.A.	8.1%	4.0%	10.1%	3.3%	0.00%	57.4%	145.8	x	9.1%	0.1%	15.8%	0.4%	$10.00	$13.55	35.5%	$13.60	36.0%	$13.32	33.2%	$13.51	35.1%
Medians - Standard Conversions:			$533	9.04%	2.24%	61%	$50.9	100%	132%	4.8%	N.A.	N.A.	8.1%	4.0%	10.1%	3.3%	0.00%	57.4%	145.8	x	9.1%	0.1%	15.8%	0.4%	$10.00	$13.55	35.5%	$13.60	36.0%	$13.32	33.2%	$13.51	35.1%
Second Step Conversions
Charter Financial Corp., -GA*	4/9/13	CHFN-NASDAQ	$1,034	13.91%	0.53%	263%	$142.9	63%	106%	3.7%	N.A.	N.A.	2.0%	4.0%	10.0%	0.4%	0.00%	85.1%	45.28		19.6%	0.4%	23.1%	1.8%	$10.00	$10.22	2.2%	$10.15	1.5%	$10.13	1.3%	$10.00	0.0%
Averages - Second Step Conversions:			$1,034	13.91%	0.53%	263%	$142.9	63%	106%	3.7%	N.A.	N.A.	2.0%	4.0%	10.0%	0.4%	0.00%	85.1%	45.3	x	19.6%	0.4%	23.1%	1.8%	$10.00	$10.22	2.2%	$10.15	1.5%	$10.13	1.3%	$10.00	0.0%
Medians - Second Step Conversions:			$1,034	13.91%	0.53%	263%	$142.9	63%	106%	3.7%	N.A.	N.A.	2.0%	4.0%	10.0%	0.4%	0.00%	85.1%	45.3	x	19.6%	0.4%	23.1%	1.8%	$10.00	$10.22	2.2%	$10.15	1.5%	$10.13	1.3%	$10.00	0.0%
Averages - All Conversions:			$783	11.48%	1.54%	162%	$96.9	81%	119%	4.3%	N.A.	N.A.	5.0%	4.0%	10.1%	1.9%	0.00%	71.3%	95.5	x	14.3%	0.2%	19.5%	1.1%	$10.00	$11.89	18.9%	$11.88	18.8%	$11.73	17.3%	$11.76	17.6%
Medians - All Conversions:			$783	11.48%	1.85%	162%	$96.9	81%	119%	4.3%	N.A.	N.A.	5.0%	4.0%	10.1%	1.9%	0.00%	71.3%	95.5	x	14.3%	0.2%	19.5%	1.1%	$10.00	$11.89	18.9%	$11.88	18.8%	$11.73	17.3%	$11.76	17.6%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

May 17, 2013

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

As shown in Table 4.1, one second step conversion and one standard conversion have been completed during the past three months. The second step conversion offering is considered to be most relevant for Delanco Bancorp’s pro forma pricing. The recent second step conversion offering was closed between the midpoint and maximum of the respective offering range. The closing pro forma price/tangible book ratio of the recent second step conversion offering equaled 85.1%. The second step conversion offering had price appreciation of 1.5% after the first week of trading and as of May 17, 2013, showed no price change from the respective IPO price.

Importantly, there are some key differences between the Company and the recent second step conversion. Charter Financial of Georgia, which closed its offering in April 2013, at a P/TB ratio of 85.1% had a low level of NPAs on a pre-conversion basis (0.53% NPAs/assets) and was profitable on a trailing twelve month basis (pro forma core ROA equal to -0.40%). At the same time, the gross proceeds of the Charter Financial offering equaled $142.9 million and thus, the post-conversion market capitalization and expected liquidity of the newly-issued shares will be well in excess of the Company’s newly issued shares. Moreover, other differences exist in Charter Financial’s large asset size ($1.0 billion) and Georgia markets.

In addition, Northfield Bancorp, Inc. of New Jersey closed its offering in January 2013. Northfield Bancorp closed its offering at a P/TB ratio of 81.9% with the comparatively high pricing, in relation to the Company’s pro forma P/TB ratio, reflective of its strong asset quality, profitable operations, and relatively large asset size ($2.6 billion) and pro forma market capitalization ($355.6 million at the completion of its conversion).

We believe that the various positive factors with Northfield Bancorp and Charter Financial’s pro forma financial condition, operations, franchise size, and post-conversion liquidity in their shares, in comparison to Delanco Bancorp, suggest that Delanco Bancorp should be priced at a discount. Additionally, Delanco Federal Savings Bank remains subject to the Agreement while neither Charter Financial or Northfield Bancorp’s operations were subject to regulatory agreements.

Shown in Table 4.2 are the current pricing ratios for the two offerings completed during the past three months, which both trade on NASDAQ. The current average P/TB ratio of the NASDAQ traded, fully-converted recent conversions equaled 81.36% as of May 17, 2013.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.2

Market Pricing Comparatives

Prices As of May 17, 2013

-	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution	Share (1)	Value	EPS (2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies	14.36	306.89	0.32	14.55	19.46	101.21	13.25	109.10	21.62	0.22	1.53	24.34	2,542	13.22	12.53	2.91	0.47	3.57	0.19	1.13
Converted Last 3 Months (no MHC)	11.76	148.35	0.15	14.71	38.46	80.47	15.92	81.36	NM	0.10	1.00	0.00	865	19.65	19.47	2.50	0.33	1.55	0.25	1.12
Converted Last 3 Months (no MHC)
CHFN Charter Financial Corp of GA	10.00	227.22	0.22	12.00	38.46	83.33	19.56	85.11	NM	0.20	2.00	NM	1,163	23.47	23.11	1.58	0.50	2.14	0.43	1.84
WBB Westbury Bancorp, Inc. of WI	13.51	69.48	0.07	17.41	NM	77.60	12.28	77.60	NM	0.00	0.00	0.00	566	15.82	15.82	3.42	0.15	0.95	0.06	0.39

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Delanco Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in New Jersey. As shown in Exhibit IV-4, there were 10 thrift acquisitions completed from the beginning of 2008 through May 17, 2013. Additionally, there were nine acquisitions of commercial banks in New Jersey over the corresponding timeframe. The recent acquisition activity may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Delanco Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Delanco Bancorp’s stock would tend to be less, compared to the stocks of the Peer Group companies.

D.	Trading in Delanco Bancorp’s Stock

Since Delanco Bancorp’s minority stock currently trades under the symbol “DLNO” on the Over the Counter Bulletin Board, RP Financial also considered the recent trading activity of the Company in the valuation analysis. Delanco Bancorp had a total of 1,634,725 shares issued and outstanding at May 17, 2013, of which 735,626 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $3.10 to $5.10 per share and its closing price on May 17, 2013 was $3.65 for an implied market value of $6.0 million.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios, and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second step conversions, the acquisition market, and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

8.	Management

The Company’s management team has been adequate to manage Delanco Bancorp’s operations as currently structured. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. However, the Bank’s small asset size necessarily limits the breadth and depth of management relative to the larger Peer Group institutions, which are larger and have greater management depth. Accordingly, we have applied a slight downward adjustment for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, Delanco Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. At the same time, the Bank is subject to the terms of a regulatory operating agreement which is expected to remain in effect on a post-conversion basis and which subjects the Company to a higher level of regulatory scrutiny and oversight and, as noted previously, requires OCC approval for any dividend payments. Based on the available public disclosures, three of the ten Peer Group companies are subject to similar regulatory agreements while seven of the Peer Group institutions do not appear to have any regulatory agreements based on their public disclosures. Since the majority of the Peer Group companies are not subject to similar agreements and/or operating restrictions, we have applied a slight downward adjustment for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments, on the following page, relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Moderate Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Slight Downward
Management	Slight Downward
Effect of Govt. Regulations and Regulatory Reform	Slight Downward

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the OCC and adopted by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, both the Company and the Peer Group have experienced either operating losses or weak earnings levels which were a defining criterion for the Peer Group selection. Accordingly, the earnings approach has been rendered less meaningful to the Company’s pro forma valuation and we have given comparatively greater weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, as the earnings approach has been rendered less meaningful to the Company’s valuation in view of Delanco Bancorp’s recent operating losses and low earnings or losses reported by the Peer Group. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, can be a valuable indicator of value when earnings are low, which is the case for Delanco Bancorp.

•	Trading of Delanco Bancorp’s stock. Converting institutions generally do not have stock outstanding. Delanco Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership. Since Delanco Bancorp is currently traded on the Over the Counter Bulletin Board, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 17, 2013 stock price of $3.65 per share and the 1,634,725 shares of Delanco Bancorp stock outstanding, the Company’s implied market value of $6.0 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Delanco Bancorp’s stock was somewhat discounted herein, but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) which causes earnings per share computations to be based on shares issued and outstanding, excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings, as shown on the following page. At March 31, 2013, the MHC had unconsolidated net assets of $96,000, which includes cash which is on deposit at the Bank. As mentioned previously, while the consolidation of these assets increases the pro forma value of the Company, it also results in some pro forma ownership dilution for the minority shareholders pursuant to regulatory policy. Specifically, we have adjusted the minority ownership ratio from the current 45.00% ratio to 44.44% to account for the impact of MHC assets and have reflected the formula based on applicable FDIC policy.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Delanco Bancorp, Inc. (“Mid-Tier”)

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Financial and Stock Ownership Data as of March 31, 2013

Reflects Appraised Pro Forma Market Value as of May 17, 2013

Key Input Assumptions

Mid-Tier Stockholders’ Equity	$11,395,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	45.00%	(PCT)
Pro Forma Market Value	$7,649,392	(VALUE)
Market Value of MHC Assets (Other than Stock in Bank)	$96,000	(MHC ASSETS)	(1)

Adjustment for MHC Assets & Waived Diviends—2 Step Calculation (as required by FDIC & FRB)

(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	45.00%

(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	44.44% (rounded)

Current Ownership

MHC Shares	899,099	55.00%
Public Shares	735,626	45.00%

Total Shares	1,634,725	100.00%

Pro Forma Ownership (2)

				Appraised Midpoint Value
				Per Share	Aggregate
Shares Issued in Offering (3)	531,250	55.56	%(5)	$8.00	$4,250,000
Public Shares (3)	424,924	44.44	%(5)	$8.00	$3,399,392

Pro Forma Shares (4)	956,174	100.00%		$8.00	$7,649,392

(1)	Net assets at MHC level, less aggregate dividends paid to MHC.
(2)	Adjusted for exchange ratio reflecting offering of $8.00 per share.
(3)	Incorporates adjustment in ownership ratio for MHC assets and waived dividends.
(4)	Reflects pro forma shares outstanding.
(5)	Rounded to two decimal points.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously, RP Financial concluded that as of May 17, 2013 the aggregate pro forma market value of Delanco Bancorp’s conversion stock equaled $7,649,392 at the midpoint, equal to 956,174 shares at $8.00 per share. The $8.00 per share price was determined by the Delanco Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 55.56% ownership interest for the consolidation of the MHC net assets to the public (as adjusted on the previous page), which provides for a $4,250,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company reported a net loss equal to $324,000 for the twelve months ended March 31, 2013, while on a core basis, excluding non-operating losses on sale of OREO on a tax-effected basis, equaled a core net loss of $233,000. Four of the ten Peer Group companies also reported trailing twelve month operating losses, while the remaining six Peer Group companies reported moderate operating returns, as shown in Table 4.3. At the same time, we have given consideration to the future impact of expense provisions on the Company’s profitability and taken into account management’s belief that loan loss provisions may be lower in the future which may provide the impetus for future earnings growth. In summary, we have primarily relied on the remaining valuation approaches to derive the Company’s pro forma market value but have given consideration to the possible impact of cost reductions, as the benefits are fully realized into earnings for Delanco Bancorp, in evaluating the appropriate pro forma P/B, P/TB and P/A ratios.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Table 4.3

Public Market Pricing Versus Peer Group

Delanco Bancorp, Inc.

As of May 17, 2013

	Market		Per Share Data
	Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange	2nd Step
	Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Proceeds
	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
Delanco Bancorp, Inc.
Supermaximum	$8.00	$10.12	($0.26)	$12.64	NM		63.29%	7.55%	63.29%	NM		$0.00	0.00%	0.00%	$134	11.93%	11.93%	5.97%	-0.24%	-2.03%	-0.17%	-1.46%	0.7639	$5.62
Maximum	$8.00	$8.80	($0.30)	$13.90	NM		57.55%	6.60%	57.55%	NM		$0.00	0.00%	0.00%	$133	11.47%	11.47%	6.01%	-0.25%	-2.14%	-0.18%	-1.54%	0.6643	$4.89
Midpoint	$8.00	$7.65	($0.34)	$15.35	NM		52.12%	5.76%	52.12%	NM		$0.00	0.00%	0.00%	$133	11.06%	11.06%	6.03%	-0.25%	-2.24%	-0.18%	-1.62%	0.5776	$4.25
Minimum	$8.00	$6.50	($0.41)	$17.31	NM		46.22%	4.92%	46.22%	NM		$0.00	0.00%	0.00%	$132	10.65%	10.65%	6.06%	-0.25%	-2.34%	-0.18%	-1.70%	0.4910	$3.61
All Non-MHC Public Companies(7)
Averages	$14.89	$328.08	$0.34	$15.49	19.24	x	97.00%	12.62%	104.63%	21.69	x	$0.23	1.57%	25.61%	$2,561	13.11%	12.44%	2.93%	0.47%	3.53%	0.19%	1.11%
Median	$13.74	$92.58	$0.39	$14.72	18.57	x	92.81%	12.13%	94.74%	20.33	x	$0.19	1.33%	5.75%	$817	12.72%	11.66%	2.20%	0.54%	4.16%	0.36%	2.81%
All Non-MHC State of NJ(7)
Averages	$13.53	$408.64	$0.52	$13.84	19.17	x	99.63%	14.58%	110.66%	19.95	x	$0.35	2.46%	47.12%	$2,581	13.65%	12.55%	3.16%	0.61%	4.38%	0.56%	4.06%
Medians	$14.34	$253.24	$0.73	$12.57	19.84	x	94.35%	12.21%	99.31%	19.66	x	$0.24	2.12%	50.53%	$2,304	13.47%	10.75%	2.80%	0.49%	4.57%	0.49%	4.83%
Comparable Group
Averages	$12.28	$50.34	$0.08	$15.14	20.63	x	80.53%	10.89%	81.17%	22.07	x	$0.08	0.47%	17.46%	$487	13.76%	13.69%	4.78%	-0.12%	-2.12%	-0.28%	-3.27%
Medians	$13.60	$48.36	$0.02	$15.23	20.66	x	81.00%	10.47%	82.53%	19.63	x	$0.00	0.00%	13.69%	$492	12.76%	12.74%	4.23%	0.45%	2.91%	0.03%	0.22%
Comparable Group
ALLB Alliance Bancorp, Inc. of PA	$13.70	$70.61	$0.58	$15.46	28.54	x	88.62%	15.44%	88.62%	23.62	x	$0.20	1.46%	41.67%	$457	17.42%	17.42%	3.57%	0.53%	3.04%	0.64%	3.67%
AFCB Athens Bancshares Corp. of TN	$18.44	$40.96	$1.18	$20.72	15.53	x	89.00%	13.86%	89.47%	15.63	x	$0.20	1.08%	16.95%	$296	15.57%	15.50%	3.07%	0.89%	5.38%	0.89%	5.38%
CFBK Central Federal Corp. of OH	$1.50	$23.74	($0.28)	$1.45	NM		103.45%	10.96%	104.17%	NM		$0.00	0.00%	NM	$216	10.60%	10.53%	4.91%	-1.84%	-23.21%	-1.98%	-25.00%
COBK Colonial Financial Serv. of NJ	$13.50	$52.02	($0.41)	$17.66	NM		76.44%	8.21%	76.44%	NM		$0.00	0.00%	NM	$633	10.75%	10.75%	5.84%	-0.24%	-2.16%	-0.25%	-2.27%
FFNM First Fed. of N. Michigan of MI	$4.64	$13.38	($0.40)	$8.46	NM		54.85%	6.29%	55.11%	NM		$0.00	0.00%	NM	$213	11.46%	11.42%	4.74%	-0.35%	-3.02%	-0.54%	-4.64%
HBNK Hampden Bancorp, Inc. of MA	$15.28	$88.41	$0.44	$14.99	27.29	x	101.93%	13.24%	101.93%	34.73	x	$0.20	1.31%	35.71%	$668	12.99%	12.99%	2.21%	0.51%	3.73%	0.40%	2.93%
NVSL Naugatuck Valley Fin Crp of CT	$7.20	$50.41	($2.13)	$9.56	NM		75.31%	9.58%	75.31%	NM		$0.00	0.00%	NM	$526	12.72%	12.72%	5.01%	-2.45%	-17.65%	-2.69%	-19.38%
SVBI Severn Bancorp, Inc. of MD	$4.60	$46.31	$0.05	$8.09	13.53	x	56.86%	5.43%	57.07%	NM		$0.00	0.00%	0.00%	$852	12.80%	12.75%	12.37%	0.39%	3.20%	0.06%	0.47%
THRD TF Fin. Corp. of New town PA	$25.13	$71.37	$1.76	$29.37	13.09	x	85.56%	9.97%	90.23%	14.28	x	$0.20	0.80%	10.42%	$716	11.65%	11.11%	2.37%	0.78%	6.70%	0.71%	6.14%
WBKC Wolverine Bancorp, Inc. of MI	$18.82	$46.15	($0.01)	$25.67	25.78	x	73.32%	15.89%	73.32%	NM		$0.00	0.00%	0.00%	$290	21.67%	21.67%	3.72%	0.62%	2.78%	-0.01%	-0.04%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2013 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
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2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $7.65 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 52.12% and 52.12%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 80.53% and 81.17%, the Company’s ratios reflected a discount of 35.3% on a P/B basis and a discount of 35.8% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 81.00% and 82.53%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 35.7% and 36.9%, respectively. At the supermaximum value, the Company’s P/B and P/TB ratios equaled 63.29% and 63.29%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the supermaximum value reflected discounts of 21.4% and 22.0%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable given the nature of the calculation of the P/B ratio, which tends to mathematically result in a ratio discounted to book value, and in consideration of the Company’s relative asset quality and earnings performance in relation to the Peer Group, as well as its much smaller asset size ($133 million versus the Peer Group average of $487 million) and pro forma market capitalization ($7.7 million at the midpoint of the offering range versus an average of $50.3 million for the Peer Group) which will result in more limited aftermarket liquidity of Delanco Bancorp’s shares.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $7.65 million midpoint of the valuation range, the Company’s value equaled 5.76% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.89%, which implies a discount of 47.1% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.47%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 45.0%.

Comparison to Recent Offerings

As indicated at the beginning of this section, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the recent second step offering, Charter Financial, had a pro forma price/tangible book

RP® Financial, LC.	VALUATION ANALYSIS
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ratio at closing of 85.07% (see Table 4.1). In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 38.7%. The current P/TB ratio of the recent second step conversion, based on closing stock prices as of May 17, 2013, equaled 85.11%. In comparison to the current P/TB ratio of this recent second step conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 38.8%. Furthermore, the most recent second step conversion in New Jersey, Northfield Bancorp, had a pro forma price/tangible book ratio at closing of 81.93%, which, in comparison to the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 36.4%.

Charter Financial and Northfield Bancorp’s second step conversion offerings were not exactly comparable to the Company’s offering due to the comparatively larger size of both offerings, however, there are other key differences between Charter Financial and Northfield Bancorp and the Company, which suggest that the Company’s value should be discounted relative to the two companies, including: (1) Delanco Bancorp is significantly smaller than Charter Financial and Northfield Bancorp in terms of asset size and pro forma market capitalization; (2) Delanco Bancorp reported substantially less favorable NPA and other asset quality ratios than Charter Financial and Northfield Bancorp; (3) Delanco Bancorp is currently unprofitable; and, (4) Delanco Bancorp’s bank subsidiary, Delanco Federal Savings Bank, is subject to the terms of a regulatory agreement whereas Charter Financial and Northfield Bancorp are not.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 17, 2013, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $7,649,392 at the midpoint, equal to 956,174 shares at a per share value of $8.00. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $6,501,984 or 812,748 shares at the minimum, $8,796,800, or 1,099,600 shares at the maximum, and $10,116,328, or 1,264,541 shares at the supermaximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $4,250,000, equal to 531,250 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $3,612,504, or 451,563 shares at the minimum, $4,887,504

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or 610,938 shares at the maximum, and $5,620,632 or 702,579 shares at the supermaximum. A schedule reflecting a distribution of the shares at each point in the range is reflected in the schedule below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares (1)
Maximum, as Adjusted	1,264,541	702,579	561,962	0.7639
Maximum	1,099,600	610,938	488,662	0.6643
Midpoint	956,174	531,250	424,924	0.5776

Minimum	812,748	451,563	361,185	0.4910
Distribution of Shares (2)
Maximum, as Adjusted	100.00%	55.56%	44.44%
Maximum	100.00%	55.56%	44.44%
Midpoint	100.00%	55.56%	44.44%
Minimum	100.00%	55.56%	44.44%
Aggregate Market Value at $8 per share
Maximum, as Adjusted	$10,116,328	$5,620,632	$4,495,696
Maximum	$8,796,800	$4,887,504	$3,909,300
Midpoint	$7,649,392	$4,250,000	$3,399,388

Minimum	$6,501,984	$3,612,504	$2,889,483

(1)	Based on an $8.00 per share IPO price.
(2)	Ownership ratios adjusted for dilution for MHC assets.

Establishment of the Exchange Ratio

FRB regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Delanco Bancorp has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value, and the $8.00 per share

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offering price, the indicated exchange ratio at the midpoint is 0.57764 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.49099 at the minimum, 0.66428 at the maximum, and 0.76392 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

EXHIBITS

OMITTED

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.